Exhibit 10.21

WOODWARD INTERNATIONAL HOLDING B.V.

€77,000,000 1.31% Series N Senior Notes due September 23, 2028

€43,000,000 1.57% Series O Senior Notes due September 23, 2031

_____________________________________

NOTE PURCHASE AGREEMENT

_____________________________________

Dated September 23, 2016

Page

1	AUTHORIZATION OF NOTES		1
2	SALE AND PURCHASE OF NOTES; GUARANTEES		1
3	CLOSING		2
	3.1	Closing	2
	3.2	Failure of the Company to Deliver	2
4	CONDITIONS TO CLOSING		2
	4.1	Representations and Warranties	2
	4.2	Performance; No Default	3
	4.3	Compliance Certificates	3
	4.4	Subsidiary Guaranty Agreement	4
	4.5	Opinions of Counsel	4
	4.6	Purchase Permitted by Applicable Law, etc	4
	4.7	Sale of Other Notes	4
	4.8	Payment of Special Counsel Fees	4
	4.9	Private Placement Numbers	5
	4.10	Changes in Corporate Structure	5
	4.11	Funding Instructions	5
	4.12	Second Amended and Restated Intercreditor Agreement	5
	4.13	Revolving Facility	5
	4.14	Woodward, Inc. Note Purchase Agreement	5
	4.15	Acceptance of Appointment to Receive Service of Process	5
	4.16	Proceedings and Documents	6
5	REPRESENTATIONS AND WARRANTIES OF THE PARENT GUARANTOR AND THE COMPANY		6
	5.1	Organization; Power and Authority	6
	5.2	Authorization, etc	6
	5.3	Disclosure	7
	5.4	Organization and Ownership of Shares of Subsidiaries; Affiliates	7
	5.5	Financial Statements; Material Liabilities	8
	5.6	Compliance with Laws, Other Instruments, etc	8

- i -

(continued)

Page

	5.7	Governmental Authorizations, etc	9
	5.8	Litigation; Observance of Agreements, Statutes and Orders	9
	5.9	Taxes	10
	5.10	Title to Property; Leases	10
	5.11	Licenses, Permits, etc	11
	5.12	Compliance with ERISA	11
	5.13	Private Offering by the Obligors	12
	5.14	Use of Proceeds; Margin Regulations	12
	5.15	Existing Indebtedness; Future Liens	13
	5.16	Foreign Assets Control Regulations, etc	13
	5.17	Status under Certain Statutes	15
	5.18	Environmental Matters	15
	5.19	Ranking of Obligations	16
6	REPRESENTATIONS OF THE PURCHASERS		16
	6.1	Purchase for Investment	16
	6.2	Accredited Investor; Qualified Investor	16
	6.3	Source of Funds	17
7	INFORMATION AS TO PARENT GUARANTOR		18
	7.1	Financial and Business Information	18
	7.2	Officer’s Certificate	21
	7.3	Visitation	22
8	PAYMENT AND PREPAYMENT OF THE NOTES		22
	8.1	Maturity	22
	8.2	Optional Prepayments of with Make-Whole Amount	22
	8.3	Prepayment for Tax Reasons	23
	8.4	Prepayment in Connection with a Noteholder Sanctions Event	25
	8.5	Prepayment Upon Change of Control	26
	8.6	Prepayment in Connection with an Asset Disposition	28
	8.7	Allocation of Partial Prepayments of Notes	29
	8.8	Maturity; Surrender, etc	29

- ii -

(continued)

Page

	8.9	Purchase of Notes	29
	8.10	Make-Whole Amount and Modified Make-Whole Amount	30
	8.11	Swap Breakage	35
	8.12	Interest Rate	36
9	AFFIRMATIVE COVENANTS		37
	9.1	Compliance with Law	37
	9.2	Insurance	37
	9.3	Maintenance of Properties	37
	9.4	Payment of Taxes and Claims	37
	9.5	Corporate Existence, etc	38
	9.6	Books and Records	38
	9.7	Ranking of Obligations	38
	9.8	Guaranty by Subsidiaries; Liens	38
	9.9	Intercreditor Agreement	41
10	NEGATIVE COVENANTS		41
	10.1	Transactions with Affiliates	42
	10.2	Merger, Consolidation, etc	42
	10.3	Sale of Assets	43
	10.4	Line of Business	44
	10.5	Terrorism Sanctions Regulations	44
	10.6	Liens	44
	10.7	Minimum Consolidated Net Worth	45
	10.8	Maximum Leverage Ratio	45
	10.9	Priority Debt	45
	10.10	Subsidiary Debt	45
	10.11	Permitted Receivables Securitization Program	46
11	EVENTS OF DEFAULT		46
12	REMEDIES ON DEFAULT, ETC		49
	12.1	Acceleration	49
	12.2	Other Remedies	50

- iii -

(continued)

Page

	12.3	Rescission	50
	12.4	No Waivers or Election of Remedies, Expenses, etc	51
13	TAX INDEMNIFICATION; FATCA INFORMATION		51
14	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES		55
	14.1	Registration of Notes	55
	14.2	Transfer and Exchange of Notes	55
	14.3	Replacement of Notes	56
15	PAYMENTS ON NOTES		56
	15.1	Place of Payment	56
	15.2	Home Office Payment	56
16	EXPENSES, ETC		57
	16.1	Transaction Expenses	57
	16.2	Certain Taxes	58
	16.3	Survival	58
17	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT		58
18	AMENDMENT AND WAIVER		58
	18.1	Requirements	58
	18.2	Solicitation of Holders of Notes	59
	18.3	Binding Effect, etc	60
	18.4	Notes Held by Parent Guarantor, etc	60
19	NOTICES; ENGLISH LANGUAGE		60
20	REPRODUCTION OF DOCUMENTS		61
21	CONFIDENTIAL INFORMATION		61
22	SUBSTITUTION OF PURCHASER		62
23	UNCONDITIONAL GUARANTY		63
	23.1	Unconditional Guaranty	63
	23.2	Obligations Absolute and Unconditional	64
	23.3	Certain Waivers	65
	23.4	Obligations Unimpaired	65

- iv -

(continued)

Page

	23.5	Subrogation and Subordination	66
	23.6	Term; Reinstatement of Guaranty	66
24	MISCELLANEOUS		67
	24.1	Successors and Assigns	67
	24.2	Payments Due on Non-Business Days	67
	24.3	Accounting Terms	67
	24.4	Severability	68
	24.5	Construction, etc	68
	24.6	Counterparts	69
	24.7	Governing Law	69
	24.8	Jurisdiction and Process; Waiver of Jury Trial	69
	24.9	Obligation to Make Payment in Euros	70

- v -

Schedule A	--	Information Relating to Purchasers
Schedule B	--	Defined Terms
Schedule 5.3	--	Disclosure Materials
Schedule 5.4	--	Subsidiaries of the Parent Guarantor and Ownership of Subsidiary Stock
Schedule 5.5	--	Financial Statements
Schedule 5.15	--	Existing Indebtedness
Schedule 8.10	--	Swapped Notes
Schedule 10.6	--	Existing Liens
Exhibit 1A	--	Form of Series N Senior Note due September 23, 2028
Exhibit 1B	--	Form of Series O Senior Note due September 23, 2031
Exhibit 2	--	Form of Subsidiary Guaranty Agreement
Exhibit 4.5(a)	--	Form of Opinion of U.S. Special Counsel for the Parent Guarantor, the Company and the Closing Subsidiary Guarantors
Exhibit 4.5(b)	--	Form of Opinion of Dutch Special Counsel for the Company
Exhibit 4.5(c)	--	Form of Opinion of Special U.S. Counsel for the Purchasers

- vi -

Woodward International Holding B.V.

Woodward, Inc.

1081 Woodward Way

Fort Collins, Colorado 80524

€77,000,000 1.31% Series N Senior Notes due September 23, 2028

€43,000,000 1.57% Series O Senior Notes due September 23, 2031

September 23, 2016

To Each of the Purchasers Listed in

Schedule A Hereto:

Ladies and Gentlemen:

Woodward International Holding B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) having its official seat (statutaire zetel) in Hoofddorp, the Netherlands and registered with the Dutch trade register under number 60725141 (together with any successor thereto that becomes a party hereto pursuant to Section 10.2, the “Company”) and Woodward, Inc., a Delaware corporation (together with any successor thereto that becomes a party hereto pursuant to Section 10.2, the “Parent Guarantor” and, together with the Company, collectively, the “Obligors”), agree with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

1.AUTHORIZATION OF NOTES.

The Company will authorize the issue and sale of (a) €77,000,000 aggregate principal amount of its 1.31% Series N Senior Notes due September 23, 2028 (as amended, restated or otherwise modified from time to time pursuant to Section 18, the “Series N Notes”) and (b) €43,000,000 aggregate principal amount of its 1.57% Series O Senior Notes due September 23, 2031 (as amended, restated or otherwise modified from time to time pursuant to Section 18, the “Series O Notes”).  The Series N Notes and the Series O Notes shall be referred to collectively herein as, the “Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 14.  The Series N Notes and the Series O Notes shall be substantially in the forms set out in Exhibit 1A and Exhibit 1B, respectively.  Certain capitalized and other terms used in this Agreement are defined in Schedule B and, for purposes of this Agreement, the rules of construction set forth in Section 24.5 shall govern.

2.SALE AND PURCHASE OF NOTES; GUARANTEES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount and of the Series specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof.  The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

The obligations of the Company hereunder and under the Notes will be unconditionally guaranteed by (a) the Parent Guarantor pursuant to Section 23 and (b) each of Woodward FST, MPC Products and Woodward HRT (each a “Closing Subsidiary Guarantor” and, collectively, the “Closing Subsidiary Guarantors”), and each other Subsidiary required to guaranty the Notes pursuant to Section 9.8 (together with the Closing Subsidiary Guarantors, each a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors”), pursuant to that certain Guaranty Agreement dated as of the date of Closing (the “Subsidiary Guaranty Agreement”) substantially in the form set forth in Exhibit 2.

3.CLOSING.

3.1Closing.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Morgan, Lewis & Bockius LLP, at 101 Park Avenue, New York, New York 10178, at 10:00 a.m., New York time, at a closing (the “Closing”) on September 23, 2016.  At the Closing, the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note for each Series to be purchased by such Purchaser (or such greater number of Notes for each Series in denominations of at least €100,000 as such Purchaser may request) dated the date of Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to JPMorgan Bank NA.

3.2Failure of the Company to Deliver.

If at the Closing the Company shall fail to tender any Note to any Purchaser on the date of Closing as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

4.CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser on the date of Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the date of Closing, of the following conditions:

4.1Representations and Warranties.

(a)The representations and warranties of the Parent Guarantor and the Company in this Agreement shall be correct (i) when made as of the date hereof and (ii) on the date of Closing.

(b)The representations and warranties of the Closing Subsidiary Guarantors in the Subsidiary Guaranty Agreement shall be correct (i) when made as of the date hereof and (ii) on the date of Closing.

4.2Performance; No Default.

The Parent Guarantor, the Company and the Closing Subsidiary Guarantors shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by the Parent Guarantor, the Company or the Closing Subsidiary Guarantors, as applicable, prior to or on the date of Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.  Neither the Parent Guarantor, the Company nor any Subsidiary shall have entered into any transaction since the date of the Investor Presentation that would have been prohibited by Sections 10.1, 10.2 or 10.3 had such Sections applied since such date.

4.3Compliance Certificates.

(a)Officer’s Certificates.

(i)Each of the Parent Guarantor and the Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of Closing, certifying that the conditions specified in Sections 4.1(a), 4.2 and 4.10 have been fulfilled as of the date of Closing.

(ii)Each Closing Subsidiary Guarantor shall have delivered to such Purchaser an Officer’s Certificate, dated the date of Closing, certifying that the conditions specified in Sections 4.1(b) and 4.2 (as to such Closing Subsidiary Guarantor) have been fulfilled as of the date of Closing.

(b)Secretary or Treasurer’s Certificates.

(i)The Parent Guarantor and the Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of Closing, certifying as to (A) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement and (B) the Parent Guarantor’s and the Company’s organizational documents as then in effect.

(ii)Each Closing Subsidiary Guarantor shall have delivered to such Purchaser a certificate of its Secretary, Assistant Secretary or Treasurer, dated the date of Closing, certifying as to (A) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Subsidiary Guaranty Agreement and (B) such Closing Subsidiary Guarantor’s organizational documents as then in effect.

4.4Subsidiary Guaranty Agreement.

The Subsidiary Guaranty Agreement shall have been duly authorized, executed and delivered to each Purchaser by the Closing Subsidiary Guarantors, and shall be in full force and effect.

4.5Opinions of Counsel.

Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of Closing (a) from Paul Hastings LLP, special U.S. counsel for the Parent Guarantor, the Company and the Closing Subsidiary Guarantors, covering the matters set forth in Exhibit 4.5(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request, (b) from Loyens & Loeff N.V., special Dutch counsel for the Company, covering the matters set forth in Exhibit 4.5(b) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Parent Guarantor hereby instructs its counsel to deliver such opinions to the Purchasers) and (c) from Morgan, Lewis & Bockius LLP, the Purchasers’ special U.S. counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.5(c) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

4.6Purchase Permitted by Applicable Law, etc.

On the date of Closing, such Purchaser’s purchase of Notes to be purchased shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation.  If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate from the Parent Guarantor certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

4.7Sale of Other Notes.

Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it as specified in Schedule A.

4.8Payment of Special Counsel Fees.

Without limiting the provisions of Section 16.1, the Company shall have paid on or before the Closing the reasonable fees, charges and disbursements of the Purchasers’ special U.S. counsel referred to in Section 4.5 and that of the Purchasers’ special Dutch counsel, in each case to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

4.9Private Placement Numbers.

A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for each Series of the Notes.

4.10Changes in Corporate Structure.

Neither Obligor nor any Closing Subsidiary Guarantor shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity at any time following the date of the most recent financial statements referred to in Schedule 5.5.

4.11Funding Instructions.

At least three Business Days prior to the date of Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number/Swift Code/IBAN and (iii) the account name and number into which the purchase price for the Notes to be issued.

4.12Second Amended and Restated Intercreditor Agreement.

The Parent Guarantor shall have delivered to the Purchasers’ special counsel on or before the date of Closing a fully executed copy of the Second Amended and Restated Intercreditor Agreement.

4.13Revolving Facility.

The Parent Guarantor shall have delivered to the Purchasers’ special counsel on or before the date of Closing, a fully executed copy of the Revolving Facility certified by a Responsible Officer as being true, correct and complete.

4.14Woodward, Inc. Note Purchase Agreement.

The Company shall have delivered to the Purchasers’ special counsel on or before the date of Closing a fully executed copy of the 2016 Parent Guarantor Note Purchase Agreement and such agreement shall be, or concurrently with this Agreement shall be, in full force and effect.

4.15Acceptance of Appointment to Receive Service of Process.

Such Purchaser shall have received evidence of the acceptance by Process Agent of the appointment and designation provided for by Section 24.8(e) in respect of the Company for the period from the date of the Closing to 1 year after the latest maturity of the Notes (and the payment in full of all fees in respect thereof).

4.16Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

5.REPRESENTATIONS AND WARRANTIES OF THE PARENT GUARANTOR AND THE COMPANY.

The Parent Guarantor and the Company jointly and severally represent and warrant to each Purchaser that:

5.1Organization; Power and Authority.

Each Obligor and each Closing Subsidiary Guarantor is a corporation duly organized or incorporated, validly existing and, where applicable, in good standing under the laws of its respective jurisdiction of incorporation, and is duly qualified as a foreign corporation and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Obligor and each Closing Subsidiary Guarantor has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.  Each Obligor has the corporate power and authority to execute and deliver the Notes (in the case of the Company) and this Agreement and to perform the provisions hereof and thereof, and each Closing Subsidiary Guarantor has the corporate power and authority to execute and deliver the Subsidiary Guaranty Agreement and to perform the provisions thereof.

5.2Authorization, etc.

(a)This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)This Agreement has been duly authorized by all necessary corporate action on the part of the Parent Guarantor, and this Agreement constitutes a legal, valid and binding obligation of the Parent Guarantor enforceable against the Parent Guarantor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)The Subsidiary Guaranty Agreement has been duly authorized by all necessary corporate action on the part of the Closing Subsidiary Guarantors, and the Subsidiary Guaranty Agreement constitutes a legal, valid and binding obligation of each Closing Subsidiary Guarantor enforceable against each Closing Subsidiary Guarantor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3Disclosure.

The Parent Guarantor, through its agents, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC has delivered to each Purchaser a copy of an Investor Presentation, dated September 6, 2016 (the “Investor Presentation”), relating to the transactions contemplated hereby.  The Investor Presentation fairly describes, in all material respects, the general nature of the business and principal properties of the Parent Guarantor and its Subsidiaries.  This Agreement, the Subsidiary Guaranty Agreement, the Investor Presentation and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Parent Guarantor, the Company or the Closing Subsidiary Guarantors in connection with the transactions contemplated hereby and identified in Schedule 5.3, and the financial statements listed in Schedule 5.5 (this Agreement, the Subsidiary Guaranty Agreement, the Investor Presentation and such documents, certificates or other writings and such financial statements delivered to each Purchaser prior to September 14, 2016 being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.  Except as disclosed in the Disclosure Documents, there has been no change since September 30, 2015 in the financial condition, operations, business, properties or prospects of the Parent Guarantor or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

5.4Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a)Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Parent Guarantor’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Parent Guarantor and each other Subsidiary and whether such Subsidiary is a Subsidiary Guarantor, (ii) of the Parent Guarantor’s Affiliates, other than Subsidiaries and Undisclosed Affiliates, and (iii) of the Parent Guarantor’s directors and senior officers.

(b)All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Parent Guarantor and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Parent Guarantor or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c)Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized or incorporated, validly existing and, to the extent such concept is applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes, whether foreign or domestic) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Parent Guarantor or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

5.5Financial Statements; Material Liabilities.

The Parent Guarantor has delivered to each Purchaser copies of the consolidated financial statements of the Parent Guarantor and its Subsidiaries listed on Schedule 5.5.  All such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Parent Guarantor and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments and the absence of footnotes).  The Parent Guarantor and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

5.6Compliance with Laws, Other Instruments, etc.

(a)The execution, delivery and performance by the Obligors of this Agreement and by the Company of the Notes, and the execution, delivery and performance by the Closing Subsidiary Guarantors of the Subsidiary Guaranty Agreement, will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Parent Guarantor or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, memorandum of association, articles of association, regulations, by-laws, shareholders agreement or any other agreement or instrument to which the Parent Guarantor or any Subsidiary is bound or by which the Parent Guarantor, the Company or any Subsidiary or any of their respective properties may be bound, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Parent

Guarantor or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Parent Guarantor or any Subsidiary.  All obligations under this Agreement are direct and unsecured obligations of the Obligors ranking pari passu as against the assets of such Obligor with all other unsecured Indebtedness (actual or contingent) of such Obligor which is not expressed to be subordinated or junior in rank to any other unsecured Indebtedness of such Obligor.

(b)All obligations under the Subsidiary Guaranty Agreement are direct and unsecured obligations of each Closing Subsidiary Guarantor ranking pari passu as against the assets of such Closing Subsidiary Guarantor with all other unsecured Indebtedness (actual or contingent) of such Closing Subsidiary Guarantor which is not expressed to be subordinated or junior in rank to any other unsecured Indebtedness of such Closing Subsidiary Guarantor.

5.7Governmental Authorizations, etc.

Except with respect to (a) applicable and routine securities laws filings required by the Exchange Act, (b) the filing of a Form D under the Securities Act, and (c) routine reporting requirements to the Dutch Central Bank (De Nederlandsche Bank N.V.) on (inter alia) cross border payments pursuant to the Regulation of 4 February 2003 under the Act on Financial Foreign Relations 1994 (Wet financiële betrekkingen buitenland 1994), no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Obligors of this Agreement or by the Company of the Notes, or by the Closing Subsidiary Guarantors of the Subsidiary Guaranty Agreement, including any therefor required in connection with the obtaining of Euros to make payments under this Agreement, the Notes or the Subsidiary Guaranty and the payment of such Euros to Persons resident in the United States of America.  It is not necessary to ensure the legality, validity, enforceability or admissibility into evidence in The Netherlands of this Agreement or the Notes that any thereof or any other document be filed, recorded or enrolled with any Governmental Authority, or that any such agreement or document be stamped with any stamp, registration or similar transaction tax.

5.8Litigation; Observance of Agreements, Statutes and Orders.

(a)There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Obligors, threatened against or affecting the Parent Guarantor or any Subsidiary or any property of the Parent Guarantor or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)Neither the Parent Guarantor nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.9Taxes.

(a)The Parent Guarantor and its Subsidiaries have filed all income tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Parent Guarantor or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.  No Senior Financial Officer of the Parent Guarantor knows of any basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Parent Guarantor and its Subsidiaries in respect of Federal, national, state or other taxes for all fiscal periods are adequate in accordance with GAAP.  The United States Federal income tax liabilities of the Parent Guarantor and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended September 30, 2012.

(b)No liability for any Tax, directly or indirectly, imposed, assessed, levied or collected by or for the account of any Governmental Authority of The Netherlands or any political subdivision thereof will be incurred by the Company or any holder of a Note as a result of the execution or delivery of this Agreement or the Notes and no deduction or withholding in respect of Taxes imposed by or for the account of The Netherlands or, to the knowledge of the Parent Guarantor or the Company, any other Taxing Jurisdiction, is required to be made from any payment by the Company under this Agreement or the Notes except for any such liability, withholding or deduction imposed, assessed, levied or collected by or for the account of any such Governmental Authority of The Netherlands arising out of circumstances described in clause (i), (ii) or (iii) of Section 13(b).

5.10Title to Property; Leases.

The Parent Guarantor and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Parent Guarantor or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement.  All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

5.11Licenses, Permits, etc.

The Parent Guarantor and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.12Compliance with ERISA.

(a)The Parent Guarantor and each ERISA Affiliate have operated and administered each Plan (which is not a Multiemployer Plan) in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Neither the Parent Guarantor nor any ERISA Affiliate has incurred any liability for failure to comply with the provisions of Title I of ERISA or pursuant to Title IV of ERISA (other than for premium payments to the PBGC paid in a timely manner) or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Parent Guarantor or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Parent Guarantor or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)The present value of the aggregate benefit liabilities under each of the Plans subject to Title IV of ERISA (other than Multiemployer Plans), determined as of the beginning of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value as of such determination date of the assets of such Plan allocable to such benefit liabilities by more than $13,000,000 in the case of any single Plan and by more than $17,000,000 in the aggregate for all Plans. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan that is funded, determined as of the end of the Parent Guarantor’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.  The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)The Parent Guarantor and its ERISA Affiliates have not incurred (i) withdrawal liabilities under section 4201 or contingent withdrawal liabilities under section 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material or (ii) any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan that individually or in the aggregate are Material.

(d)The expected postretirement benefit obligation (determined as of the last day of the Parent Guarantor’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Parent Guarantor and its Subsidiaries is not Material.

(e)The execution and delivery of this Agreement and the Subsidiary Guaranty Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to and not exempt from the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.  The representation by the Obligors to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of the Purchasers’ representations in Section 6.3 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by the Purchasers.

(f)All Non-U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply could not be reasonably expected to have a Material Adverse Effect.  All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by the Parent Guarantor and its Subsidiaries have been paid or accrued as required, except where failure so to pay or accrue could not be reasonably expected to have a Material Adverse Effect.

5.13Private Offering by the Obligors.

Neither the Obligors nor anyone acting on their behalf has offered the Notes, the Unconditional Guaranty of the Parent Guarantor or any similar Securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 20 other Institutional Investors (as defined in clause (c) to the definition of such term), each of which has been offered the Notes at a private sale for investment.  Neither the Obligors nor anyone acting on their behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction, including the jurisdiction of organization of the Company.  For purposes of this Section 5.13 only, each reference to the Notes shall be deemed to include the Subsidiary Guaranty Agreement.

5.14Use of Proceeds; Margin Regulations.

The Company will apply the proceeds of the sale of the Notes hereunder for general corporate purposes.  No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  Margin stock does not constitute more than 5% of the value of the consolidated assets of the Parent Guarantor and its

Subsidiaries and the Parent Guarantor does not have any present intention that margin stock will constitute more than 5% of the value of such assets.  As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.15Existing Indebtedness; Future Liens.

(a)Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Parent Guarantor and its Subsidiaries as of June 30, 2016 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Parent Guarantor or its Subsidiaries.  Neither the Parent Guarantor nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Parent Guarantor or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Parent Guarantor or any Subsidiary the aggregate principal amount of which exceeds $2,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)Except as disclosed in Schedule 5.15, neither the Parent Guarantor nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.6.

(c)Neither the Parent Guarantor nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Parent Guarantor or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Parent Guarantor, except as set forth in Schedule 5.15.

5.16Foreign Assets Control Regulations, etc.

(a)Neither the Parent Guarantor nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”) (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is the subject of any country based OFAC Sanctions Program, or (iii) otherwise blocked, subject to sanctions under or to the Parent Guarantor’s knowledge, after making due inquiry, engaged in any activity now or in the past five years in violation of other applicable United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (ii) or clause (iii), a “Blocked Person”).  Neither the Parent Guarantor nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.

(b)No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Parent Guarantor or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (ii) otherwise in violation of U.S. Economic Sanctions.

(c)Neither the Parent Guarantor nor any Controlled Entity (i) has been found in violation of or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations, (ii) to the Parent Guarantor’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Parent Guarantor has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Parent Guarantor and each Controlled Entity is and will continue to be in compliance with all applicable Anti-Money Laundering Laws and U.S. Economic Sanctions.

(d)(i)Neither the Parent Guarantor nor any Controlled Entity (A) has been convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (B) to the Parent Guarantor’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (C) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (D) has been or is the target of sanctions imposed by the United Nations or the European Union;

(ii)To the Parent Guarantor’s actual knowledge after making due inquiry, neither the Parent Guarantor nor any Controlled Entity has, within the last five years and where to do so would have resulted in a violation of then-applicable Anti-Corruption Laws, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a

Governmental Official or a commercial counterparty for the purposes of: (A) influencing any act, decision or failure to act by such Governmental Official in his or her official capacity or such commercial counterparty, (B) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (C) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage; and

(iii)No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage.  The Parent Guarantor has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Parent Guarantor and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.

5.17Status under Certain Statutes.

Neither the Parent Guarantor nor any Subsidiary is (a) required to register as an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended, or (b) subject to regulation under the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended. The Company does not qualify as a “bank” within the meaning of section 1.1 of the Dutch Act on Financial Supervision (Wet op het financieel toezicht).

5.18Environmental Matters.

(a)Neither the Parent Guarantor nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Parent Guarantor or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b)Neither the Parent Guarantor nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(c)Neither the Parent Guarantor nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect.

(d)All buildings on all real properties now owned, leased or operated by the Parent Guarantor or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

5.19Ranking of Obligations.

The Company’s payment obligations under this Agreement and the Notes will, upon issuance of the Notes, rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Company.  The Parent Guarantor’s payment obligations under this Agreement rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Parent Guarantor.

6.REPRESENTATIONS OF THE PURCHASERS.

6.1Purchase for Investment.

Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or such pension or trust fund’s property shall at all times be within such Purchaser’s or such pension or trust fund’s control.  Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required, nor does it intend, to register the Notes.

6.2Accredited Investor; Qualified Investor.

(a)Each Purchaser represents that it is an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act acting for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are also “accredited investors”).  Each Purchaser further represents that such Purchaser has had the opportunity to ask questions of the Parent Guarantor and received answers concerning the terms and conditions of the sale of the Notes.

(b) Each Purchaser incorporated or organized in a jurisdiction which is a member of the European Economic Area represents that it is a qualified investor within the meaning of the European Prospectus Directive (2003/71/EC), as amended.

6.3Source of Funds.

Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Class Exemption (“PTE”) 95-60, as amended) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities (as defined by the NAIC Annual Statement) for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60, as amended) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)the Source is a separate account of an insurance company that is maintained solely in connection with the fixed contractual obligations of the insurance company under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1, as amended or (ii) a bank collective investment fund, within the meaning of the PTE 91-38, as amended and, except as disclosed by such Purchaser to the Parent Guarantor in writing pursuant to this clause (c), no employee benefit plan (as defined in such PTEs) or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)(i) the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14, as amended (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), (ii) no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM at the time of the purchase of the Notes hereunder, (iii) the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, (iv) neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Parent Guarantor that would cause the QPAM and the Parent Guarantor to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (v) (A) the identity of such

QPAM and (B) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Parent Guarantor in writing pursuant to this clause (d); or

(e)(i) the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), (ii) the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, (iii) neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Parent Guarantor and (iv) (A) the identity of such INHAM and (B) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Parent Guarantor in writing pursuant to this clause (e); or

(f)the Source is a governmental plan, church plan that has not made an election under Section 410(d) of the Code, or a non-U.S. plan and the purchase does not violate any federal, state or other law that regulates its investment in the Notes; or

(g)the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Parent Guarantor in writing pursuant to this clause (g); or

(h)the Source does not include assets of any employee benefit plan, governmental plan, church plan that has not made an election under Section 410(d) of the Code, or non-U.S. Plan.

As used in this Section 6.3, the terms “employee benefit plan,” “governmental plan,” “church plan,” and “separate account” shall, unless otherwise indicated, have the respective meanings assigned to such terms in section 3 of ERISA.

7.INFORMATION AS TO PARENT GUARANTOR.

7.1Financial and Business Information.

The Parent Guarantor shall deliver to each holder of a Note that is an Institutional Investor:

(a)Quarterly Statements -- within 60 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof after the end of each quarterly fiscal period in each fiscal year of the Parent Guarantor (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i)a consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at the end of such quarter, and

(ii)consolidated statements of earnings, shareholders’ equity and cash flows of the Parent Guarantor and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments and the absence of footnotes, provided that delivery within the time period specified above of copies of the Parent Guarantor’s Form 10-Q prepared in compliance in all material respects with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a), provided, further, that the Parent Guarantor shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and on its home page on the worldwide web (at the date of this Agreement located at:  http//www.woodward.com) (such availability being referred to as “Electronic Delivery”);

(b)Annual Statements -- within 100 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof after the end of each fiscal year of the Parent Guarantor, duplicate copies of

(i)a consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at the end of such year, and

(ii)consolidated statements of earnings, shareholders’ equity and cash flows of the Parent Guarantor and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Parent Guarantor’s Form 10-K for such fiscal year (together with the Parent Guarantor’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in all material respects in accordance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(b), provided, further, that the Parent Guarantor shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof;

(c)SEC and Other Reports -- promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Parent Guarantor or any Subsidiary to its public securities holders generally, and (ii) each regular or periodic report, each registration statement (other than a registration statement on Form S-8 and without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Parent Guarantor or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Parent Guarantor or any Subsidiary to the public concerning developments that are Material, provided that the Parent Guarantor shall be deemed to have made such delivery of such materials if it shall have made timely Electronic Delivery thereof;

(d)Notice of Default or Event of Default -- promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any written notice or taken any action with respect to a claimed Default hereunder or that any Person has given any notice or taken any action with respect to a claimed Default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Parent Guarantor is taking or proposes to take with respect thereto;

(e)ERISA Matters -- promptly, and in any event within five Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Parent Guarantor or an ERISA Affiliate proposes to take with respect thereto:

(i)with respect to any Plan subject to Title IV of ERISA, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii)the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Parent Guarantor or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii)any event, transaction or condition that could result in the incurrence of any liability by the Parent Guarantor or any ERISA Affiliate for failure to comply with the provisions of Title I of ERISA or pursuant to Title IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), or in the imposition of any Lien on any of the rights, properties or assets of the Parent Guarantor or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect; or

(iv)receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans.

(f)Notices from Governmental Authority -- promptly, and in any event within 30 days of receipt thereof, copies of any written notice to the Parent Guarantor or any Subsidiary from any Federal, national or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(g)Major Credit Facility -- substantially concurrent with the transmission thereof, copies (unless otherwise delivered pursuant to the other provisions of this Section 7.1) of all financial statements, notices, reports and other information given by or on behalf of the Parent Guarantor or any of its Subsidiaries to the financial institutions party to any Major Credit Facility (excluding routine matters such as borrowing requests); and

(h)Requested Information -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Parent Guarantor or any of its Subsidiaries (including, but without limitation, actual copies of the Parent Guarantor’s Form 10-Q and Form 10-K) or relating to the ability of the either Obligor to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Note.

7.2Officer’s Certificate.

Each set of financial statements delivered to a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate concurrent delivery of such certificate to each holder of a Note):

(a)Covenant Compliance -- the information (including detailed calculations) required in order to establish whether the Parent Guarantor was in compliance with the requirements of Section 10.3, and Section 10.6 through Section 10.11, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage in existence as of the end of such period); and

(b)Event of Default -- a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Parent Guarantor and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Parent Guarantor shall have taken or proposes to take with respect thereto.

7.3Visitation.

The Parent Guarantor shall permit the representatives of each holder of a Note that is an Institutional Investor:

(a)No Default -- if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Parent Guarantor, to visit the principal executive office of the Parent Guarantor, to discuss the affairs, finances and accounts of the Parent Guarantor and its Subsidiaries with the Parent Guarantor’s officers, and (with the consent of the Parent Guarantor, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Parent Guarantor, which consent will not be unreasonably withheld) to visit the other offices and properties of the Parent Guarantor and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)Default -- if a Default or Event of Default then exists, at the expense of the Parent Guarantor to visit and inspect any of the offices or properties of the Parent Guarantor or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Parent Guarantor authorizes said accountants to discuss the affairs, finances and accounts of the Parent Guarantor and its Subsidiaries), all at such times and as often as may be requested.

8.PAYMENT AND PREPAYMENT OF THE NOTES.

8.1Maturity.

(a)Series N Notes.  As provided therein, the entire unpaid principal balance of the Series N Notes shall be due and payable on September 23, 2028.

(b)Series O Notes.  As provided therein, the entire unpaid principal balance of the Series O Notes shall be due and payable on September 23, 2031.

8.2Optional Prepayments of with Make-Whole Amount.

The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes (but, in the case of a partial prepayment, in an amount not less than €1,000,000 of the aggregate principal amount of the Notes then outstanding), at 100% of the principal amount so prepaid, together with the interest so accrued to the date of prepayment, plus the applicable Make-Whole Amount determined for the prepayment date with respect to such principal amount, plus any Net Loss with respect to any Swapped Note and, subject to Section 8.11, less any Net Gain with respect to any Swapped Note; provided, however, that the Company may prepay all or any part of any Series (rather than all or any part of all Series) of Notes only so long as (a) no Default or Event of Default shall have occurred and be continuing and (b) such prepayment is not in connection with any solicitation by the Parent Guarantor or the Company of any consent, waiver, amendment or other similar transaction from any holder of Notes pursuant to Section 18.  The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment.  Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes, designated by Series, if applicable, to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.5), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due with respect to each Series of Notes in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth in each case the details of such computation.  Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount with respect to each Series of Notes as of the specified prepayment date.

8.3Prepayment for Tax Reasons.

(a)If at any time as a result of a Change in Tax Law (as defined below) the Company is or becomes obligated to make any Additional Payments (as defined below) in respect of any payment of interest on account of any of the Notes in an aggregate amount for all affected Notes equal to 5% or more of the aggregate amount of such interest payment on account of all of the Notes, the Company may give the holders of all affected Notes irrevocable written notice (each, a “Tax Prepayment Notice”) of the prepayment of such affected Notes on a specified prepayment date (which shall be a Business Day not less than 30 days nor more than 60 days after the date of such notice) and the circumstances giving rise to the obligation of the Company to make any Additional Payments and the amount thereof and stating that all of the affected Notes shall be prepaid on the date of such prepayment at 100% of the principal amount so prepaid together with interest accrued thereon to the date of such prepayment plus an amount equal to the Modified Make-Whole Amount for each such Note, plus any Net Loss with respect to any Swapped Note and, subject to Section 8.10, less any Net Gain with respect to any Swapped Note, except in the case of an affected Note if the holder of such Note shall, by written notice given to the Company no more than 20 days after receipt of the Tax Prepayment Notice, reject such prepayment of such Note (each, a “Rejection Notice”).  Such Tax Prepayment Notice shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Modified Make-Whole Amount, Net Loss or Net Gain, as applicable, with respect to any Swapped Note due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.  The form of Rejection Notice shall also accompany the Tax Prepayment Notice and shall state with respect to each Note covered thereby that execution and delivery thereof by the holder of such Note shall operate as a permanent waiver of such holder’s right to receive the Additional Payments arising as a result of the circumstances described in the Tax Prepayment Notice in respect of all future payments of interest on such Note (but not of such holder’s right to receive any Additional Payments that arise out of circumstances not described in the Tax Prepayment Notice or which exceed the amount of the Additional Payment described in the Tax Prepayment Notice), which waiver shall be binding upon all subsequent transferees of such Note.  The Tax Prepayment Notice having been given as aforesaid to each holder of the affected Notes, the principal amount of such Notes together with interest accrued thereon to the date of such prepayment plus the Modified Make-Whole Amount and any Net Loss or Net Gain, as applicable, with respect to any Swapped Note shall become due and payable on such prepayment date, except in the case of Notes the holders of which shall timely give a Rejection Notice as aforesaid.  Two Business Days prior to such prepayment, the Company shall deliver to each holder of a Note being so prepaid a certificate of a Senior Financial Officer specifying the calculation of such Modified Make-Whole Amount as of such prepayment date.

(b)No prepayment of the Notes pursuant to this Section 8.3 shall affect the obligation of the Company to pay Additional Payments in respect of any payment made on or prior to the date of such prepayment.  For purposes of this Section 8.3, any holder of more than one affected Note may act separately with respect to each affected Note so held (with the effect that a holder of more than one affected Note may accept such offer with respect to one or more affected Notes so held and reject such offer with respect to one or more other affected Notes so held).

(c)The Company may not offer to prepay or prepay Notes pursuant to this Section 8.3 (i) if a Default or Event of Default then exists, (ii) until the Company shall have taken commercially reasonable steps to mitigate the requirement to make the related Additional Payments or (iii) if the obligation to make such Additional Payments directly results or resulted from actions taken by the Parent Guarantor or any Subsidiary (other than actions required to be taken under applicable law), and any Tax Prepayment Notice given pursuant to this Section 8.3 shall certify to the foregoing and describe such mitigation steps, if any.

(d)For purposes of this Section 8.3: “Additional Payments” means additional amounts required to be paid to a holder of any Note pursuant to Section 13 by reason of a Change in Tax Law; and a “Change in Tax Law” means (individually or collectively with one or more prior changes) (i) an amendment to, or change in, any law, treaty, rule or regulation of The Netherlands after the date of the Closing, or an amendment to, or change in, an official interpretation or application of such law, treaty, rule or regulation after the date of the Closing, which amendment or change is in force and continuing and meets the opinion and certification requirements described below or (ii) in the case of any other jurisdiction that becomes a Taxing Jurisdiction after the date of the Closing, an amendment to, or change in, any law, treaty, rule or regulation of such jurisdiction, or an amendment to, or change in, an official interpretation or application of such law, treaty, rule or regulation, in any case after such jurisdiction shall have become a Taxing Jurisdiction, which amendment or change is in force and continuing and meets such opinion and certification requirements.  No such amendment or change shall constitute a Change in Tax Law unless the same would in the opinion of the Company (which shall be evidenced by an Officer’s Certificate of the Company and supported by a written opinion of counsel having recognized expertise in the field of taxation in the relevant Taxing Jurisdiction, both of which shall be delivered to all holders of the Notes prior to or concurrently with the Tax Prepayment Notice in respect of such Change in Tax Law) affect the deduction or require the withholding of any Tax imposed by such Taxing Jurisdiction on any payment payable on the Notes.

8.4Prepayment in Connection with a Noteholder Sanctions Event.

(a)Upon the Company’s receipt of notice from any Affected Noteholder that a Noteholder Sanctions Event has occurred (which notice shall refer specifically to this Section 8.4(a) and describe in reasonable detail such Noteholder Sanctions Event), the Company shall promptly, and in any event within 10 Business Days, make an offer (the “Sanctions Prepayment Offer”) to prepay the entire unpaid principal amount of Notes held by such Affected Noteholder (the “Affected Notes”), together with interest thereon to the prepayment date selected by the Company with respect to each Affected Note, plus any Net Loss with respect to any Swapped Note and, subject to Section 8.10, less any Net Gain with respect to any Swapped Note but without payment of any Make-Whole Amount or Modified Make‑Whole Amount with respect thereto, which prepayment shall be on a Business Day not less than 30 days and not more than 60 days after the date of the Sanctions Prepayment Offer (the “Sanctions Prepayment Date”).  Such Sanctions Prepayment Offer shall provide that such Affected Noteholder notify the Company in writing by a stated date (the “Sanctions Prepayment Response Date”), which date is not later than 10 Business Days prior to the stated Sanctions Prepayment Date, of its acceptance or rejection of such prepayment offer.  If such Affected Noteholder does not notify the Company as provided above, then the holder shall be deemed to have accepted such offer.

(b)Subject to the provisions of subparagraphs (c) and (d) of this Section 8.4, the Company shall prepay on the Sanctions Prepayment Date the entire unpaid principal amount of the Affected Notes held by such Affected Noteholder who has accepted (or has been deemed to have accepted) such prepayment offer (in accordance with subparagraph (a)), together with interest thereon to the Sanctions Prepayment Date with respect to each such Affected Note, plus any Net Loss with respect to any Swapped Note and, subject to Section 8.10, less any Net Gain with respect to any Swapped Note, but without payment of any Make-Whole Amount or Modified Make-Whole Amount with respect thereto.

(c)If a Noteholder Sanctions Event has occurred but the Parent Guarantor and/or its Controlled Entities have taken such action(s) in relation to their activities so as to remedy such Noteholder Sanctions Event (with the effect that a Noteholder Sanctions Event no longer exists, as reasonably determined by such Affected Noteholder) prior to the Sanctions Prepayment Date, then the Company shall no longer be obliged or permitted to prepay such Affected Notes in relation to such Noteholder Sanctions Event.  If the Parent Guarantor and/or its Controlled Entities shall undertake any actions to remedy any such Noteholder Sanctions Event, the Company shall keep the holders reasonably and timely informed of such actions and the results thereof.

(d)If any Affected Noteholder that has given written notice to the Company of its acceptance of (or has been deemed to have accepted) the Company’s prepayment offer in accordance with subparagraph (a) also gives notice to the Company prior to the relevant Sanctions Prepayment Date that it has determined (in its sole discretion) that it requires clearance from any Governmental Authority in order to receive a prepayment pursuant to this Section 8.4, the principal amount of each Note held by such Affected Noteholder, together with interest accrued thereon to the date of prepayment, shall become due and payable on the later to occur of (but in no event later than the Maturity Date of the relevant Note) (i) such Sanctions Prepayment Date and (ii) the date that is 10 Business Days after such Affected Noteholder gives notice to the Company that it is entitled to receive a prepayment pursuant to this Section 8.4 (which may include payment to an escrow account designated by such Affected Noteholder to be held in escrow for the benefit of such Affected Noteholder until such Affected Noteholder obtains such clearance from such Governmental Authority), and in any event, any such delay in accordance with the foregoing clause (ii) shall not be deemed to give rise to any Default or Event of Default.

(e)Promptly, and in any event within 5 Business Days, after the Company’s receipt of notice from any Affected Noteholder that a Noteholder Sanctions Event shall have occurred with respect to such Affected Noteholder, the Company shall forward a copy of such notice to each other holder of Notes.

(f)The Company shall promptly, and in any event within 10 Business Days, give written notice to the holders after the Parent Guarantor or any Controlled Entity having been notified that (i) its name appears or may in the future appear on a State Sanctions List or (ii) it is in violation of, or is subject to the imposition of sanctions under, any U.S. Economic Sanctions Laws, in each case which notice shall describe the facts and circumstances thereof and set forth the action, if any, that the Parent Guarantor or a Controlled Entity proposes to take with respect thereto.

(g)The foregoing provisions of this Section 8.4 shall be in addition to any rights or remedies available to any holder of Notes that may arise under this Agreement as a result of the occurrence of a Noteholder Sanctions Event; provided, that, if the Notes shall have been declared due and payable pursuant to Section 12.1 as a result of the events, conditions or actions of the Parent Guarantor or its Controlled Entities that gave rise to a Noteholder Sanctions Event, the remedies set forth in Section 12 shall control.

8.5Prepayment Upon Change of Control.

(a)Notice of Change of Control or Control Event; Offer to Prepay if Change of Control has Occurred.  The Parent Guarantor will, within five (5) Business Days after any Responsible Officer has knowledge of the occurrence of any Change of Control or Control Event, give written notice of such Change of Control or Control Event to each holder of Notes.  If a Change of Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in clause (b) of this Section 8.5 and shall be accompanied by the certificate described in clause (e) of this Section 8.5.

(b)Offer to Prepay; Time for Payment.  The offer to prepay Notes contemplated by clause (a) of this Section 8.5 shall be an offer to prepay, in accordance with and subject to this Section 8.5, all, but not less than all, of the Notes held by each holder (in the case of this Section 8.3 only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”).  The Proposed Prepayment Date shall not be less than thirty (30) days and not more than sixty (60) days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the forty-fifth (45th) day after the date of such offer).

(c)Acceptance; Rejection.  A holder of Notes may accept the offer to prepay made pursuant to this Section 8.5 by causing a notice of such acceptance to be delivered to the Company at least ten (10) calendar days prior to the Proposed Prepayment Date.  A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.5, or to accept an offer as to all of the Notes held by the holder, within such time period, shall be deemed to constitute a rejection of such offer by such holder.

(d)Prepayment.  Prepayment of the Notes to be prepaid pursuant to this Section 8.5 shall be at 100% of the principal amount of such Notes together with interest on such Notes accrued to the date of prepayment, plus any Net Loss with respect to any Swapped Note and, subject to Section 8.11, less any Net Gain with respect to any Swapped Note, but without any Make-Whole Amount or penalty or premium of any kind.  The prepayment shall be made on the Proposed Prepayment Date, except as provided in paragraph (e) of this Section 8.3.

(e)Deferral Pending Change of Control. The obligation of the Parent Guarantor to prepay Notes pursuant to the offers required by paragraph (b) and accepted in accordance with paragraph (d) of this Section 8.5 is subject to the occurrence of the Change of Control in respect of which such offers and acceptances shall have been made. In the event that such Change of Control does not occur on the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until and shall be made on the date on which such Change of Control occurs. The Parent Guarantor shall keep each holder of Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change of Control and the prepayment are expected to occur, and (iii) any determination by the Parent Guarantor that efforts to effect such Change of Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.5 in respect of such Change of Control shall be deemed rescinded).

(f)Officer’s Certificate.  Each offer to prepay the Notes pursuant to this Section 8.5 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Parent Guarantor and dated the date of such offer, specifying: (i) the Proposed Prepayment Date, (ii) that such offer is made pursuant to this Section 8.5, (iii) that the entire principal amount of each Note is offered to be prepaid together with any Net Loss with respect to any Swapped Note, but without any premium, (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date, (v) that the conditions of this Section 8.5 required to be fulfilled prior to the giving of such notice have been fulfilled and (vi) in reasonable detail, the nature and date or proposed date of the Change of Control.

8.6Prepayment in Connection with an Asset Disposition.

(a)Notice and Offer.  In the event any Debt Prepayment Application is to be used at the election of the Company to make an offer (a “Transfer Prepayment Offer”) to prepay Notes pursuant to Section 10.3 of this Agreement (a “Debt Prepayment Transfer”), the Company will give written notice of such Debt Prepayment Transfer to each holder of Notes.  Such written notice shall contain, and such written notice shall constitute, an irrevocable offer to prepay, at the election of each holder, a portion of the Notes held by such holder equal to such holder’s Ratable Portion of the Net Proceeds Amount in respect of such Debt Prepayment Transfer on a date specified in such notice (the “Transfer Prepayment Date”) that is not less than thirty (30) days and not more than sixty (60) days after the date of such notice, together with interest on the amount to be so prepaid accrued to the Transfer Prepayment Date.  If the Transfer Prepayment Date shall not be specified in such notice, the Transfer Prepayment Date shall be the forty-fifth (45th) day after the date of such notice.

(b)Acceptance and Payment.  To accept such Transfer Prepayment Offer, a holder of Notes shall cause a notice of such acceptance to be delivered to the Company not later than twenty (20) days after the date of such written notice from the Company, provided, that failure to accept such offer in writing within twenty (20) days after the date of such written notice shall be deemed to constitute a rejection of the Transfer Prepayment Offer.  If so accepted by any holder of a Note, such offered prepayment (equal to such holder’s Ratable Portion of the Net Proceeds Amount in respect of such Debt Prepayment Transfer) shall be due and payable on the Transfer Prepayment Date.  Such offered prepayment shall be made at 100% of the principal amount of such Notes being so prepaid, together with interest on such principal amount then being prepaid accrued to the Transfer Prepayment Date determined as of the date of such prepayment, plus any Net Loss with respect to any Swapped Note and, subject to Section 8.11, less any Net Gain with respect to any Swapped Note, but without any Make-Whole Amount or penalty or premium of any kind.  The prepayment shall be made on the Transfer Prepayment Date.

(c)Other Terms.  Each offer to prepay the Notes pursuant to this Section 8.6 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Parent Guarantor and dated the date of such offer, specifying (i) the Transfer Prepayment Date, (ii) the Net Proceeds Amount in respect of the applicable Debt Prepayment Transfer, (iii) that such offer is being made pursuant to this Section 8.6 and Section 10.10 of this Agreement, (iv) the principal amount of each Note offered to be prepaid, (v) the interest that would be due on each Note offered to be prepaid, accrued to the Transfer Prepayment Date, and (vi) in reasonable detail, the nature of the Asset Disposition giving rise to such Debt Prepayment Transfer and certifying that no Default or Event of Default exists or would exist after giving effect to the prepayment contemplated by such offer.

8.7Allocation of Partial Prepayments of Notes.

In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes of the Series to be prepaid at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.8Maturity; Surrender, etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date, plus any Net Loss with respect to any Swapped Note and, subject to Section 8.11, less any Net Gain with respect to any Swapped Note and, and the Make-Whole Amount or Modified Make-Whole Amount, if any.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount or Modified Make-Whole Amount, if any, plus any Net Loss with respect to any Swapped Note and, subject to Section 8.11, less any Net Gain with respect to any Swapped Note, as aforesaid, interest on such principal amount shall cease to accrue.  Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.9Purchase of Notes.

The Parent Guarantor will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes, except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Parent Guarantor or an Affiliate pro rata to the holders of any Series of Notes at the time outstanding upon the same terms and conditions; provided that the Parent Guarantor may only make an offer to purchase an individual Series of Notes (rather than all Notes) so long as no Default or Event of Default has occurred and is continuing and such prepayment is not in connection with any solicitation by the Parent Guarantor of any consent, waiver, amendment or similar transaction from any holder of Notes pursuant to Section 18.  Any such offer shall provide each holder of such Series with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least fifteen (15) Business Days.  If the holders of more than 30% of the principal amount of the Notes of such Series then outstanding accept such offer, the Parent Guarantor shall promptly notify the remaining holders of such Series of such fact and the expiration date of such offer shall be extended by the number of days necessary to give each such remaining holder of such Series at least five (5) Business Days from its receipt of such notice to accept such offer.  The Company will promptly cancel all Notes of such Series acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes of such Series pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.10Make-Whole Amount and Modified Make-Whole Amount.

(a)Make-Whole Amount and Modified Make-Whole Amount with respect to Non-Swapped Notes.  The terms “Make-Whole Amount” and “Modified Make-Whole Amount” mean, with respect to any Non-Swapped Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Non-Swapped Note, over the amount of such Called Principal, provided that neither the Make-Whole Amount nor the Modified Make-Whole Amount may in any event be less than zero.  For the purposes of determining the Make-Whole Amount and Modified Make-Whole Amount with respect to any Non-Swapped Note, the following terms have the following meanings:

“Called Principal” means, with respect to any Non-Swapped Note, the principal of such Non-Swapped Note that is to be prepaid pursuant to this Section 8 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Non-Swapped Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Non-Swapped Note is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Implied Rate Euro Yield” means, with respect to the Called Principal of any Non-Swapped Note, the yield to maturity implied by (i) the ask-side yields reported, as of 10:00 A.M. (New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PXGE” on Bloomberg Financial Markets (or such other display as may replace “Page PXGE” on Bloomberg Financial Markets) for the benchmark German Bund having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported are not ascertainable, the average of the ask-side yields as determined by Recognized German Bund Market Makers.  Such implied yield will be determined, if necessary, by (a) converting quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the benchmark German Bund with the maturity closest to and greater than the Remaining Average Life of such Called Principal and (2) the benchmark German Bund with the maturity closest to and less than the Remaining Average Life of such Called Principal. The Implied Rate Euro Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Non-Swapped Note.

“Non-Swapped Note” means any Note other than a Swapped Note.

“Recognized German Bund Market Makers” means two internationally recognized dealers of German Bunds reasonably selected by the Required Holders (exclusive of Notes then owned by the Parent Guarantor or any of its Affiliates and any Notes held by parties who are contractually required to abstain from voting with respect to matters affecting the holders of the Notes).

“Reinvestment Yield” means the Applicable Percentage plus the Implied Rate Euro Yield.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Non-Swapped Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments”  means, with respect to the Called Principal of any Non-Swapped Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under such Non-Swapped Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to this Section 8 or Section 12.1.

“Settlement Date”  means, with respect to the Called Principal of any Non-Swapped Note, the date on which such Called Principal is to be prepaid pursuant to this Section 8 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

(b)Make-Whole Amount and Modified Make-Whole Amount with respect to Swapped Notes.  The terms “Make-Whole Amount” and “Modified Make-Whole Amount” mean, with respect to any Swapped Note, an amount equal to the excess, if any, of the Swapped Note Discounted Value with respect to the Swapped Note Called Notional Amount related to such Swapped Note over such Swapped Note Called Notional Amount, provided that neither the Make-Whole Amount nor the Modified Make-Whole Amount may in any event be less than zero.  All payments of Make-Whole Amount and Modified Make-Whole Amount in respect of any Swapped Note shall be made in Dollars.  For the purposes of determining the Make-Whole Amount and/or Modified Make-Whole Amount, Net Loss, Net Gain or Swap Breakage Amount with respect to any Swapped Note, the following terms have the following meanings:

“New Swap Agreement” means any cross-currency swap agreement pursuant to which the holder of a Swapped Note is to receive payment in Dollars and which is entered into in full or partial replacement of an Original Swap Agreement as a result of such Original Swap Agreement having terminated for any reason other than a non-scheduled prepayment or a repayment of such Swapped Note prior to its scheduled maturity.  The terms of a New Swap Agreement with respect to any Swapped Note do not have to be identical to those of the Original Swap Agreement with respect to such Swapped Note.  Any holder of a Swapped Note that enters into, assumes or terminates a New Swap Agreement shall within a reasonable period of time thereafter deliver to the Company a copy of the confirmation, assumption, novation or termination related thereto.

“Original Swap Agreement” means, with respect to any Swapped Note, (x) a cross-currency swap agreement and annexes and schedules thereto (an “Initial Swap Agreement”) that is entered into on an arm’s length basis by the original purchaser of such Swapped Note (or any affiliate thereof) in connection with the execution of this Agreement and the purchase of such Swapped Note and relates to the scheduled payments by the Company of interest and principal on such Swapped Note, under which the holder of such Swapped Note is to receive payments from the counterparty thereunder in Dollars and which is more particularly described on Schedule 8.10 hereto, (y) any Initial Swap Agreement that has been assumed by or novated to (without any waiver, amendment, deletion or replacement of any material economic term or provision thereof) a holder of a Swapped Note in connection with a transfer of such Swapped Note and (z) any Replacement Swap Agreement; and a “Replacement Swap Agreement” means, with respect to any Swapped Note, a cross-currency swap agreement and annexes and schedules thereto with payment terms and provisions (other than a reduction in notional amount, if applicable) identical to those of the Initial Swap Agreement with respect to such Swapped Note that is entered into on an arm’s length basis by the holder of such Swapped Note in full or partial replacement (by amendment, modification or otherwise) of such Initial Swap Agreement (or any subsequent Replacement Swap Agreement) in a notional amount not exceeding the outstanding principal amount of such Swapped Note following a non-scheduled prepayment or a repayment of such Swapped Note prior to its scheduled maturity.  Any holder of a Swapped Note that enters into, assumes or terminates an Initial Swap Agreement or Replacement Swap Agreement shall within a reasonable period of time thereafter deliver to the Company a copy of the confirmation, assumption, novation or termination related thereto.

“Swap Agreement” means, with respect to any Swapped Note, an Original Swap Agreement or a New Swap Agreement, as the case may be.

“Swapped Note” means any Note that as of the date of the Closing for such Note is subject to a Swap Agreement.  A “Swapped Note” shall no longer be deemed a “Swapped Note” at such time as the related Swap Agreement ceases to be in force in respect thereof.

“Swapped Note Called Notional Amount” means, with respect to any Swapped Note Called Principal of any Swapped Note, the payment in Dollars due to the holder of such Swapped Note under the terms of the Swap Agreement to which such holder is a party, attributable to and in exchange for such Swapped Note Called Principal and assuming that such Swapped Note Called Principal is paid on its scheduled maturity date, provided that if such Swap Agreement is not an Initial Swap Agreement, then the “Swapped Note Called Notional Amount” in respect of such Swapped Note shall not exceed the amount in Dollars which would have been due to the holder of such Swapped Note under the terms of the Initial Swap Agreement to which such holder was a party (or if such holder was never party to an Initial Swap Agreement, then the last Initial Swap Agreement to which the most recent predecessor in interest to such holder as a holder of such Swapped Note was a party), attributable to and in exchange for such Swapped Note Called Principal and assuming that such Swapped Note Called Principal is paid on its scheduled maturity date.

“Swapped Note Called Principal” means, with respect to any Swapped Note, the principal of such Swapped Note that is to be prepaid pursuant to Section 8 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Swapped Note Discounted Value” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note that is to be prepaid pursuant to Section 8 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires, the amount obtained by discounting all Swapped Note Remaining Scheduled Swap Payments corresponding to the Swapped Note Called Notional Amount of such Swapped Note from their respective scheduled due dates to the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Swapped Note is payable) equal to the Swapped Note Reinvestment Yield with respect to such Swapped Note Called Notional Amount.

“Swapped Note Reinvestment Yield” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note, the sum of (x) the Applicable Percentage plus (y) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Swapped Note Remaining Average Life of such Swapped Note Called Notional Amount as of such Swapped Note Settlement Date.  If there are no such U.S. Treasury securities Reported having a maturity equal to such Swapped Note Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the “Ask Yield(s)” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Swapped Note Remaining Average Life and (2) closest to and less than such Swapped Note Remaining Average Life.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Swapped Note Reinvestment Yield” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note, the sum of (x) the Applicable Percentage plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Swapped Note Remaining Average Life of such Swapped Note Called Notional Amount as of such Swapped Note Settlement Date.  If there is no such U.S. Treasury constant maturity having a term equal to such Swapped Note Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Swapped Note Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Swapped Note Remaining Average Life.

The Swapped Note Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Swapped Note.

“Swapped Note Remaining Average Life” means, with respect to any Swapped Note Called Notional Amount, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (x) such Swapped Note Called Notional Amount into (y) the sum of the products obtained by multiplying (1) the principal component of each Swapped Note Remaining Scheduled Swap Payment with respect to such Swapped Note Called Notional Amount by (2) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount and the scheduled due date of such Swapped Note Remaining Scheduled Swap Payments.

“Swapped Note Remaining Scheduled Swap Payments” means, with respect to the Swapped Note Called Notional Amount relating to any Swapped Note, the payments due to the holder of such Swapped Note in Dollars under the terms of the Swap Agreement to which such holder is a party which correspond to all payments of the Swapped Note Called Principal of such Swapped Note corresponding to such Swapped Note Called Notional Amount and interest on such Swapped Note Called Principal (other than that portion of the payment due under such Swap Agreement corresponding to the interest accrued on the Swapped Note

Called Principal to the Swapped Note Settlement Date) that would be due after the Swapped Note Settlement Date in respect of such Swapped Note Called Notional Amount assuming that no payment of such Swapped Note Called Principal is made prior to its originally scheduled payment date, provided that if such Swapped Note Settlement Date is not a date on which an interest payment is due to be made under the terms of such Swapped Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Swapped Note Settlement Date and required to be paid on such Swapped Note Settlement Date pursuant to Section 8 or Section 12.1.

“Swapped Note Settlement Date” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note Called Principal of any Swapped Note, the date on which such Swapped Note Called Principal is to be prepaid pursuant to Section 8 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

8.11Swap Breakage.

If any Swapped Note is prepaid pursuant to Section 8.2, Section 8.3, Section 8.4, Section 8.5, Section 8.6 or purchased pursuant to Section 8.9, or has become or is declared to be immediately due and payable pursuant to Section 12.1, then (a) any resulting Net Loss in connection therewith shall be reimbursed to the holder of such Swapped Note by the Company in Dollars upon any such prepayment or repayment of such Swapped Note and (b) any resulting Net Gain in connection therewith shall be deducted (i) from the Make-Whole Amount or Modified Make-Whole Amount, if any, or any principal or interest to be paid to the holder of such Swapped Note by the Company upon any such prepayment of such Swapped Note pursuant to Section 8.2, Section 8.3, Section 8.4 Section 8.5, Section 8.6 or purchase pursuant to Section 8.9 or (ii) from the Make-Whole Amount or Modified Make-Whole Amount, if any, to be paid to the holder of such Swapped Note by the Company upon any such repayment of such Swapped Note pursuant to Section 12.1, provided that, in either case, the Make-Whole Amount or Modified Make-Whole Amount, as applicable, in respect of such Swapped Note may in no event be less than zero.  Each holder of a Swapped Note shall be responsible for calculating its own Net Loss or Net Gain, as the case may be, and Swap Breakage Amount in Dollars upon the prepayment or repayment of all or any portion of such Swapped Note, and such calculations as reported to the Company in reasonable detail shall be binding on the Company absent demonstrable error.  Each holder of a Swapped Note agrees that two Business Days prior to any prepayment of such Swapped Note pursuant to Section 8.2, Section 8.3, Section 8.4, Section 8.5 or Section 8.6 or any purchase of such Swapped Note pursuant to Section 8.9, such holder will notify the Company of the estimated Net Loss or Net Gain, as the case may be, and Swap Breakage Amount in Dollars due in connection with such prepayment or purchase (calculated as if the date of such notice were the date of the prepayment or purchase).

As used in this Agreement with respect to any Swapped Note that is prepaid or accelerated: “Net Loss” means the amount, if any, by which the Swapped Note Called Notional Amount exceeds the sum of (x) the Swapped Note Called Principal plus (or minus in the case of an amount paid) (y) the Swap Breakage Amount received (or paid) by the holder of such Swapped Note; and “Net Gain” means the amount, if any, by which the Swapped Note Called Notional Amount is exceeded by the sum of (x) the Swapped Note Called Principal plus (or minus in the case of an amount paid) (y) the Swap Breakage Amount received (or paid) by such holder.  For purposes of any determination of any “Net Loss” or “Net Gain,” the Swapped Note Called Principal shall be determined by the holder of the affected Swapped Note by converting Euros into Dollars at the current Euro/Dollar exchange rate, in each case, as determined as of 10:00 A.M. (New York City time) on the day such Swapped Note is prepaid or accelerated as indicated on the applicable screen of Bloomberg Financial Markets or the Reuters Screen, respectively, and any such calculation shall be reported to the Company in reasonable detail and shall be binding on the Company absent demonstrable error.

As used in this Agreement, “Swap Breakage Amount” means, with respect to the Swap Agreement associated with any Swapped Note, in determining the Net Loss or Net Gain, the Dollar amount that would be received (in which case the Swap Breakage Amount shall be positive) or paid (in which case the Swap Breakage Amount shall be negative) by the holder of such Swapped Note as if such Swap Agreement had terminated due to the occurrence of an event of default or an early termination under the ISDA 1992 Multi-Currency Cross Border Master Agreement or ISDA 2002 Master Agreement, as applicable (the “ISDA Master Agreement”); provided, however, that if such holder (or its predecessor in interest with respect to such Swapped Note) was, but is not at the time, a party to an Original Swap Agreement but is a party to a New Swap Agreement, then the Swap Breakage Amount shall mean the lesser of (x) the gain or loss (if any) which would have been received or incurred (by payment, through off-set or netting or otherwise) by the holder of such Swapped Note under the terms of the Original Swap Agreement (if any) in respect of such Swapped Note to which such holder (or any affiliate thereof) was a party (or if such holder was never a party to an Original Swap Agreement, then the last Original Swap Agreement to which the most recent predecessor in interest to such holder as a holder of a Swapped Note was a party) and which would have arisen as a result of the payment of the Swapped Note Called Principal on the Swapped Note Settlement Date and (y) the gain or loss (if any) actually received or incurred by the holder of such Swapped Note, in connection with the payment of such Swapped Note Called Principal on the Swapped Note Settlement Date, under the terms of the New Swap Agreement to which such holder (or any affiliate thereof) is a party.  The holder of such Swapped Note will make all calculations related to the Swap Breakage Amount in good faith and in accordance with its customary practices for calculating such amounts under the ISDA Master Agreement pursuant to which such Swap Agreement shall have been entered into and assuming for the purpose of such calculation that there are no other transactions entered into pursuant to such ISDA Master Agreement (other than such Swap Agreement).

The Swap Breakage Amount shall be payable in Dollars.

8.12Interest Rate.

Each Note shall bear interest on the outstanding principal amount thereof at the Applicable Rate for such Note and such interest shall be payable as set forth in the applicable Note until the principal amount of such Note in respect of which such interest shall have accrued shall become due and payable, all as more particularly set forth in such Note.

9.AFFIRMATIVE COVENANTS.

The Parent Guarantor and the Company jointly and severally covenant that so long as any of the Notes are outstanding:

9.1Compliance with Law.

Without limiting Section 10.5, the Obligors will, and will cause each of their Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act, Environmental Laws and the other laws and regulations that are referred to in Section 5.16, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case, to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2Insurance.

The Obligors will, and will cause each of the Subsidiary Guarantors to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

9.3Maintenance of Properties.

The Obligors will, and will cause each of their Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 9.3 shall not prevent either Obligor or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Obligors has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4Payment of Taxes and Claims.

The Obligors will, and will cause each of their Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Parent Guarantor or any Subsidiary, provided that (a) neither the Parent Guarantor nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof is contested by the Parent Guarantor or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Parent Guarantor or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Parent Guarantor or such Subsidiary or (b) neither the Parent Guarantor nor any Subsidiary need file any such tax return or pay any such tax, assessment, charge, levy or claim if the nonfiling of such tax returns and the nonpayment of all such taxes, assessments, charges and levies in the aggregate could not reasonably be expected to have a Material Adverse Effect.

9.5Corporate Existence, etc.

Subject to Section 10.2, the Obligors will at all times preserve and keep in full force and effect their respective corporate existence.  Subject to Sections 10.2 and 10.3, the Parent Guarantor will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Parent Guarantor or a Wholly-Owned Subsidiary) and all rights and franchises of the Parent Guarantor and its Subsidiaries unless, in the good faith judgment of the Parent Guarantor, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

9.6Books and Records.

The Obligors will, and will cause each of their Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Parent Guarantor or such Subsidiary, as the case may be.

9.7Ranking of Obligations.

The Company will ensure that its payment obligations under this Agreement and the Notes will at all times rank at least pari passu, without preference or priority, with all other unsecured unsubordinated Indebtedness of the Company.  The Parent Guarantor will ensure that its payment obligations under this Agreement will at all times rank at least pari passu, without preference or priority, with all other unsecured unsubordinated Indebtedness of the Parent Guarantor.  The Parent Guarantor will ensure that each Subsidiary Guarantor’s payment obligations under the Subsidiary Guaranty Agreement will at all times rank at least pari passu, without preference or priority, with all other unsecured unsubordinated Indebtedness of such Subsidiary Guarantor.

9.8Guaranty by Subsidiaries; Liens.

(a)If at any time, pursuant to the terms and conditions of any Major Credit Facility, any existing or newly acquired or formed Subsidiary of the Parent Guarantor becomes obligated as a guarantor or obligor under such Major Credit Facility, the Parent Guarantor will, at its sole cost and expense, cause such Subsidiary to concurrently therewith become a Subsidiary Guarantor in respect of this Agreement and the Notes, and within ten (10) Business Days thereafter will deliver to each of the holders of the Notes the following items:

(i)an executed supplement to the Subsidiary Guaranty Agreement in the form of Exhibit A thereto (a “Guaranty Supplement”);

(ii)such documents and evidence with respect to such Subsidiary as the Required Holders may reasonably request in order to establish the existence and good standing of such Subsidiary and the authorization of the transactions contemplated by such Guaranty Supplement;

(iii)an opinion of counsel to the Parent Guarantor and such Subsidiary in form and substance satisfactory to the Required Holders to the effect that (x) such Guaranty Supplement has been duly authorized, executed and delivered by such Subsidiary, (y) the Subsidiary Guaranty Agreement as supplemented by such Guaranty Supplement constitutes the legal, valid and binding contract and agreement of such Subsidiary, enforceable in accordance with its terms (except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles) and (z) the execution, delivery and performance by such Subsidiary of such Guaranty Supplement do not (A) violate any law, rule or regulation applicable to such Subsidiary, or (B) (1) conflict with or result in any breach of any of the provisions of or constitute a default under or result in the creation or imposition of any Lien not permitted by Section 10.6 or (2) conflict with or result in any breach of any of the provisions of or constitute a default under (I) the provisions of the charter, bylaws, certificate of formation, operating agreement or other constitutive documents of such Subsidiary, or (II) any agreement or other instrument to which such Subsidiary is a party or by which such Subsidiary may be bound; and

(iv)with respect to any Subsidiary Guarantor organized outside the United States of America, evidence of the acceptance by Process Agent of the appointment of designation, as such Subsidiary Guarantors’ agent to receive, for it and on its behalf, service of process, for the period from the date of such Subsidiary Guaranty to 1 year after the latest maturity of the Notes (and the payment in full of all fees in respect thereof).

(b)If at any time, pursuant to the terms and conditions of all of the Major Credit Facilities, any Subsidiary Guarantor is discharged and released from its Guaranty of Indebtedness under all of the Major Credit Facilities and (i) such Subsidiary Guarantor is not a co-obligor under any of the Major Credit Facilities and (ii) the Parent Guarantor will have delivered to each holder of Notes an Officer’s Certificate certifying that (x) the condition specified in clause (i) above has been satisfied and (y) immediately preceding the release of such Subsidiary Guarantor from the Subsidiary Guaranty Agreement and after giving effect thereto, no Default or Event of Default will have existed or would exist, then, upon receipt by the holders of Notes of such Officer’s Certificate, such Subsidiary Guarantor will be discharged and released, automatically and without the need for any further action, from its obligations under the Subsidiary Guaranty Agreement; provided that, if in connection with any release of a Subsidiary Guarantor from its Guaranty of Indebtedness under any Major Credit Facility any fee or other consideration (excluding, for the avoidance of doubt, any repayment of the principal or interest under any Major Credit Facility in connection with such release) is paid or given to any holder of Indebtedness under such Major Credit Facility in connection with such release, each holder of a Note shall receive equivalent consideration on a pro rata basis in connection with such Subsidiary Guarantor’s release from the Subsidiary Guaranty Agreement.  Without limiting the foregoing, for purposes of further assurance, each of the holders of the Notes agrees to provide to the Parent Guarantor and such Subsidiary Guarantor, if reasonably requested by the Parent Guarantor or such Subsidiary Guarantor and at the Parent Guarantor’s expense, written evidence of such discharge and release signed by such holder.

(c)If at any time, pursuant to the terms and conditions of any Major Credit Facility, the Parent Guarantor or any of its Subsidiaries are required to or elect to grant Liens on any of their assets to secure the Indebtedness evidenced by such Major Credit Facility, the Parent Guarantor will, at its sole cost and expense, grant, or cause such Subsidiary to grant, Liens on such assets in favor of the holders of the Notes (or in favor of a collateral agent reasonably acceptable to the Required Holders for the benefit of the holders of the Notes), and within ten (10) Business Days thereafter will deliver to each of the holders of the Notes the following items:

(i)such security documents as the Required Holders deem reasonably necessary or advisable to grant to the holders of Notes (or such collateral agent for the benefit of the holders of Notes) a perfected first priority security interest to (or for the benefit of) the holders of Notes;

(ii)such documents and evidence with respect to such Liens as the Required Holders may reasonably request in order to establish the existence and priority of such Liens and the authorization of the transactions contemplated by such security documents; and

(iii)an opinion of counsel to the Parent Guarantor or such Subsidiary in form and substance satisfactory to the Required Holders to the effect that (x) such security documents have been duly authorized, executed and delivered by the Parent Guarantor or such Subsidiary, (y) such security documents constitute the legal, valid and binding contract and agreement of the Parent Guarantor or such Subsidiary, enforceable in accordance with their terms (except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles) and (z) the execution, delivery and performance by the Parent Guarantor or such Subsidiary of such security documents do not violate (A) any law, rule or regulation applicable to the Parent Guarantor or such Subsidiary, or (B)(1) conflict with or result in any breach of any of the provisions of or constitute a default under or result in the creation or imposition of any Lien not permitted by Section 10.6 or (2) conflict with or result in any breach of any of the provisions of or constitute a default under (I) the provisions of the charter, bylaws, certificate of formation, operating agreement or other constitutive documents of the Parent Guarantor or such Subsidiary, or (II) any agreement or other instrument to which the Parent Guarantor or such Subsidiary is a party or by which such Subsidiary may be bound;

(d)If at any time, pursuant to the terms and conditions of any Major Credit Facility, Liens granted by the Parent Guarantor or any Subsidiary are released under all of the Major Credit Facilities and the Parent Guarantor will have delivered to each holder of Notes an Officer’s Certificate certifying that immediately preceding the release of such Liens and after giving effect thereto, no Default or Event of Default will have existed or would exist, then, upon receipt by the holders of Notes of such Officer’s Certificate, such Liens in favor of the holders of Notes will be discharged and released, automatically and without the need for any further action; provided that, if in connection with any release of such Liens under any Major Credit Facility any fee or other consideration (excluding, for the avoidance of doubt, any repayment of the principal or interest under any Major Credit Facility in connection with such release) is paid or given to any holder of Indebtedness under such Major Credit Facility in connection with such release, each holder of a Note shall receive equivalent consideration on a pro rata basis in connection with such release of Liens securing the Indebtedness evidenced by this Agreement and the Notes.  Without limiting the foregoing, for purposes of further assurance, each of the holders of the Notes agrees to provide to the Parent Guarantor, if reasonably requested by the Parent Guarantor and at the Parent Guarantor’s expense, written evidence of such discharge and release signed by such holder (or the collateral agent appointed by the holders of Notes).

9.9Intercreditor Agreement.

If at any time, pursuant to the terms and conditions of any Major Credit Facility, (a) Subsidiaries of the Parent Guarantor are required to provide a Guaranty of the Parent Guarantor’s Indebtedness under such Major Credit Facility and such Subsidiaries are required to become a Subsidiary Guarantor in respect of this Agreement and the Notes or (b) the Parent Guarantor or any of its Subsidiaries are required to grant Liens on any of their assets to secure the Indebtedness evidenced by any Major Credit Facility or any guaranty thereof, and the Parent Guarantor or such Subsidiaries are required to grant Liens to secure the Indebtedness evidenced by this Agreement and the Notes, then the Parent Guarantor will, concurrently with the execution thereof or the granting of such Guaranties and/or Liens, cause the lenders under such Major Credit Facility to enter into, and the holders of Notes hereby agree to enter into, an intercreditor agreement in form and substance (including, without limitation, as to the sharing of recoveries and set offs) reasonably satisfactory to the Required Holders (the “Intercreditor Agreement”) with the holders of Notes, or enter into a joinder agreement to such Intercreditor Agreement in form and substance reasonably satisfactory to the Required Holders (it being acknowledged and agreed that the Second Amended and Restated Intercreditor Agreement is in form and substance satisfactory to the Required Holders with respect to the granting of Guaranties).  Within ten (10) Business Days following the execution of any such Intercreditor Agreement (or any joinder thereto), the Parent Guarantor will deliver an executed copy thereof to each holder of Notes.

10.NEGATIVE COVENANTS.

The Parent Guarantor and the Company jointly and severally covenant that so long as any of the Notes are outstanding:

10.1Transactions with Affiliates.

The Parent Guarantor will not and will not permit any Subsidiary to enter into directly or indirectly any Material transaction or group of related transactions which collectively are Material (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Parent Guarantor or another Subsidiary), except in the ordinary course of business or pursuant to the reasonable requirements of the Parent Guarantor’s or such Subsidiary’s business and, in each case, upon fair and reasonable terms no less favorable to the Parent Guarantor or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

10.2Merger, Consolidation, etc.

Neither Obligor will, and will not permit any of their Subsidiaries to, consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person (except that, so long as no Default or Event of Default exists or would result therefrom, a Subsidiary of the Parent Guarantor (other than the Company) may (x) consolidate with or merge with, or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to, the Parent Guarantor or another Subsidiary, so long as in each case involving a Subsidiary Guarantor, the survivor of such merger or consolidation or the transferee of such assets shall have assumed such Subsidiary Guarantor’s obligations under the Subsidiary Guaranty Agreement (and to the extent the Subsidiary Guarantor is not the survivor or transferee, the Parent Guarantor shall cause the successor thereto to comply with clauses (a) and (b) of this Section 10.2 as if the Successor Company (as defined below) were the successor to such Subsidiary Guarantor) and (y) convey, transfer or lease all of its assets in compliance with the provisions of Section 10.3), provided that the foregoing restriction does not apply to the consolidation or merger of the Parent Guarantor or the Company with, or the conveyance, transfer or lease of substantially all of the assets of the Parent Guarantor or the Company in a single transaction or series of transactions to, any Person so long as:

(a)the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of such Obligor as an entirety, as the case may be (the “Successor Company”), will (i) in respect of the Parent Guarantor, be a solvent corporation or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and (ii) in respect of the Company be a solvent corporation or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia or any other Permitted Jurisdiction;

(b)if an Obligor is not the Successor Company, (i) such Successor Company will have executed and delivered to each holder of Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes (pursuant to such agreements and instruments as shall be reasonably satisfactory to the Required Holders), (ii) the Parent Guarantor will have caused to be delivered to each holder of Notes an opinion of internationally recognized independent counsel in the appropriate jurisdiction, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms (except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles); and (iii) in respect of the Company, to the extent such Successor Corporation is organized outside the United States of America, such corporation or limited liability company shall have provided to the holders evidence of the acceptance by Process Agent of the appointment and designation provided for by Section 24.8(e) for the period of time from the date of such transaction to 1 year after the latest maturity of the Notes (and the payment in full of all fees in respect thereof);

(c)immediately after giving effect to such transaction:

(i)no Default or Event of Default would exist, and

(ii)the Successor Company would be permitted by the provisions of Section 10.8 hereof to incur at least $1.00 of additional Indebtedness (determined on a pro forma basis based upon EBITDA for the four (4) fiscal quarter period most recently ended for which financial statements have been provided to holders of Notes); and

(d)each Subsidiary Guarantor confirms in writing its obligations under and pursuant to the Subsidiary Guaranty Agreement;

provided, however, that no such conveyance, transfer or lease of all or substantially all of the assets of the Parent Guarantor or the Company will have the effect of releasing the Parent Guarantor or the Company (or any Successor Company) from its liability under this Agreement or the Notes, or of releasing any Subsidiary Guarantor (or any successor) from its liability under the Subsidiary Guaranty Agreement.

10.3Sale of Assets.

Except as permitted under Section 10.2, the Parent Guarantor will not, and will not permit any of its Subsidiaries to, make any Asset Disposition unless:

(a)in the good faith opinion of the Parent Guarantor, the Asset Disposition is in exchange for consideration having a Fair Market Value at least equal to that of the property exchanged and is in the best interest of the Parent Guarantor or such Subsidiary; and

(b)immediately after giving effect to the Asset Disposition, no Default or Event of Default would exist and the Parent Guarantor would be permitted by the provisions of Section 10.8 hereof to incur at least $1.00 of additional Indebtedness (determined on a pro forma basis based upon EBITDA for the four (4) fiscal quarter period most recently ended for which financial statements have been provided to holders of Notes); and

(c)immediately after giving effect to the Asset Disposition, the Disposition Value of all property that was the subject of any Asset Disposition occurring during the then current fiscal year of the Parent Guarantor, would not exceed an amount equal to 15% of Consolidated Total Assets determined as of the end of the then most recently ended fiscal year of the Parent Guarantor.

If the Net Proceeds Amount from any Transfer is applied to a Debt Prepayment Application or a Property Reinvestment Application within 365 days after such Transfer, then such Transfer, only for the purpose of determining compliance with subsection (c) of this Section 10.3 as of any date, shall be deemed not to be an Asset Disposition as of the date of such application.

10.4Line of Business.

The Parent Guarantor will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Parent Guarantor and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Parent Guarantor and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Investor Presentation.

10.5Terrorism Sanctions Regulations.

The Parent Guarantor will not and will not permit any Controlled Entity (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target  of sanctions imposed by the United Nations or by the European Union, or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder to be in violation of any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions applicable to the Parent Guarantor or such Controlled Entity, except, in the case of this clause (b), to the extent that such violation or sanctions, if imposed, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

10.6Liens.

The Parent Guarantor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Parent Guarantor or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, except:

(a)Permitted Liens; and

(b)Liens in addition to those permitted by clause (a) of this Section 10.6, provided that at the time of incurrence of such other Liens and after giving effect thereto, (i) the total amount of Indebtedness secured by Liens pursuant to this clause (b) at no time exceeds an amount equal to 15% of Consolidated Net Worth and (ii) the Parent Guarantor is in compliance with the terms of Section 10.9.

10.7Minimum Consolidated Net Worth.

The Parent Guarantor will not permit its Consolidated Net Worth at any time to be less than the sum of (a) $1,046,619,000 plus (b) an aggregate amount equal to 50% of its Consolidated Net Earnings (but, in each case, only if a positive number) for each completed fiscal year beginning with the fiscal year ending September 30, 2016.

10.8Maximum Leverage Ratio.

The Parent Guarantor and its consolidated Subsidiaries will not permit the ratio (the “Leverage Ratio”) of (a) Net Indebtedness to (b) EBITDA to be greater than (x) 4.0 to 1.0 during any Material Acquisition Period or (y) 3.5 to 1.0 at any other time.  The Leverage Ratio will be calculated, in each case, determined as of the last day of each fiscal quarter of the Parent Guarantor based upon (i) for Net Indebtedness, Net Indebtedness as of the last day of such fiscal quarter; and (ii) for EBITDA, the actual amount for the four (4) fiscal quarter period ending on such date.

10.9Priority Debt.

The Parent Guarantor will not at any time permit Priority Debt to exceed 25% of Consolidated Net Worth (determined as of the then most recently ended fiscal quarter of the Parent Guarantor).

10.10Subsidiary Debt.

The Parent Guarantor will not at any time permit any Subsidiary (other than the Company) to, create, incur, assume, guaranty, permit to exist or otherwise become or remain directly or indirectly liable with respect to any Indebtedness other than:

(a)Indebtedness of a Subsidiary outstanding as of June 30, 2016 as described on Schedule 5.15 and any extension, renewal or refunding thereof if the principal amount thereof is not increased in connection with such extension, renewal or refunding;

(b)Indebtedness of a Subsidiary owed to the Parent Guarantor or a Wholly-Owned Subsidiary;

(c)Guaranties by a Subsidiary of Indebtedness of another Subsidiary that is otherwise permitted under the terms of this Agreement;

(d)Indebtedness evidenced by (i) any Subsidiary Guaranty Agreement (as the same may be supplemented from time to time by any Guaranty Supplement) or (ii) any Guaranty of any Major Credit Facility so long as such Subsidiary has executed and delivered a Subsidiary Guaranty Agreement and the Parent Guarantor has complied with the provisions of Section 9.8 and Section 9.9;

(e)Indebtedness of a Subsidiary in connection with a Permitted Receivables Securitization program permitted pursuant to Section 10.11;

(f)Indebtedness of a Subsidiary outstanding at the time such Subsidiary becomes a Subsidiary provided that (i) such Indebtedness shall not have been incurred in contemplation of such Subsidiary becoming a Subsidiary and (ii) immediately after such Subsidiary becomes a Subsidiary no Default or Event of Default shall exist, and provided, further, that such Indebtedness may not be extended, renewed or refunded except as otherwise permitted by this Agreement; and

(g)additional Indebtedness of a Subsidiary; provided that on the date the Subsidiary incurs or otherwise becomes liable with respect to any such additional Indebtedness and immediately after giving effect thereto and to the application of the proceeds thereof,

(i)no Default or Event of Default shall exist;

(ii)such Indebtedness can be incurred within the applicable limitations provided in Sections 10.8 and 10.9; and

(iii)the total amount of all Indebtedness permitted under this Section 10.10(g) at no time exceeds an amount equal to 20% of Consolidated Net Worth.

10.11Permitted Receivables Securitization Program.

The Parent Guarantor will not, and will not permit any Subsidiary to, sell any Securitization Assets pursuant to a Permitted Receivables Securitization program or otherwise unless (a) immediately before and after giving effect to such sale, no Default or Event of Default exists, (b) after giving effect to such sale, the aggregate outstanding face amount of Securitization Assets sold by the Parent Guarantor or a Subsidiary pursuant to a Permitted Receivables Securitization program does not exceed an amount equal to 15% of Consolidated Total Assets (determined as of the then most recently ended fiscal quarter of the Parent Guarantor) and (c) immediately after the giving effect to such sale, the Parent Guarantor would be permitted by the provisions of Section 10.8 hereof to incur at least $1.00 of additional Indebtedness (determined on a pro forma basis based upon EBITDA for the four (4) fiscal quarter period most recently ended for which financial statements have been provided to holders of Notes).

11.EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)the Company defaults in the payment of any principal, or Make-Whole Amount, Modified Make-Whole Amount or Net Loss with respect to any Swapped Note, if any, on any Note or the Parent Guarantor or any Subsidiary Guarantor defaults in the payment under this Agreement or the Subsidiary Guaranty Agreement when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)the Company defaults in the payment of any interest on any Note or any amount payable pursuant to Section 13 for more than five (5) Business Days after the same becomes due and payable; or

(c)either Obligor defaults in the performance of or compliance with any term contained in Section 7.1(d) or Section 10; or

(d)either Obligor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) and such default is not remedied within thirty (30) days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Parent Guarantor receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e)(i) any representation or warranty made in writing by or on behalf of either Obligor or by any officer of either Obligor in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made, or (ii) any representation or warranty made in writing by or on behalf of any Subsidiary Guarantor or by any officer of such Subsidiary Guarantor in any Subsidiary Guaranty Agreement or any writing furnished in connection with such Subsidiary Guaranty Agreement proves to have been false or incorrect in any material respect on the date as of which made; or

(f)(i) either Obligor or any Significant Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $60,000,000 (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, or (ii) either Obligor or any Significant Subsidiary is in default in the performance of or compliance with any Material Covenant of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $60,000,000 (or its equivalent in the relevant currency of payment), and as a consequence of such default such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) either Obligor or any Significant Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $60,000,000 (or its equivalent in the relevant currency of payment) or any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iv) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) either Obligor or any Significant Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $60,000,000 (or its equivalent in the relevant currency of payment), or (y) one or more Persons have the right to require either Obligor or any

Significant Subsidiary so to purchase or repay such Indebtedness as a result of a default in the performance of or compliance with any Material Covenant by either Obligor or any Significant Subsidiary; or

(g)either Obligor or any Significant Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction (including but not limited to a surseance van betaling or faillissement under Dutch Law), (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by either Obligor or any of its Significant Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of either Obligor or any of its Significant Subsidiaries, or any such petition shall be filed against either Obligor or any of its Significant Subsidiaries and such petition shall not be dismissed within sixty (60) days; or

(i)any event occurs with respect to either Obligor or any Significant Subsidiary which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or Section 11(h), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or Section 11(h)

(j)a final judgment or judgments for the payment of money aggregating in excess of $60,000,000 (or its equivalent in the relevant currency of payment) are rendered against one or more of the Parent Guarantor and its Significant Subsidiaries (except to the extent covered by independent third party insurance as to which the insurer has acknowledged coverage) and which judgments are not, within sixty (60) days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; or

(k)if (i) any Plan subject to Title IV of ERISA or Section 412 of the Code shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan subject to Title IV of ERISA shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified in writing the Parent Guarantor or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans (other than Multiemployer Plans) subject to Title IV of ERISA, determined in accordance with Title IV of ERISA, shall exceed $60,000,000, (iv) the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, (v) the Parent Guarantor or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability for the failure to comply with the provisions of Title I of ERISA or pursuant to Title IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (vi) the Parent Guarantor or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vii) the Parent Guarantor or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Parent Guarantor or any Subsidiary thereunder; (viii) the Parent Guarantor or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up, or (ix) the Parent Guarantor or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (i) through (ix) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(l)(i) a default shall occur under the Subsidiary Guaranty Agreement and such default shall continue beyond the period of grace, if any, allowed with respect thereto or (ii) except as expressly permitted under Section 9.8(b), the Subsidiary Guaranty Agreement shall cease to be in full force and effect for any reason whatsoever with respect to one or more Subsidiary Guarantors, including, without limitation, a determination by any Governmental Authority or court that such agreement is invalid, void or unenforceable with respect to one or more Subsidiary Guarantors or any Subsidiary Guarantor shall contest or deny in writing the validity or enforceability of any of its obligations under the Subsidiary Guaranty Agreement.

As used in Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

12.REMEDIES ON DEFAULT, ETC.

12.1Acceleration.

(a)If an Event of Default with respect to the Parent Guarantor, the Company or any Subsidiary Guarantor described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)If any other Event of Default has occurred and is continuing, the Required Holders may at any time at their option, by notice or notices to the Parent Guarantor, declare all the Notes then outstanding to be immediately due and payable.

(c)If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Parent Guarantor, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate upon the occurrence and during the continuance of an Event of Default), (y) the applicable Make-Whole Amount or Modified Make-Whole Amount, if any, determined in respect of such principal amount (to the full extent permitted by applicable law), as applicable, and (z) any Net Loss with respect to any Swapped Note and, subject to Section 8.11, less the amount of any Net Gain with respect to any Swapped Note, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  The Obligors acknowledge, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount and/or Modified Make-Whole Amount, if any, by the Company if the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or Subsidiary Guaranty Agreement, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3Rescission.

At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Parent Guarantor, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and applicable Make-whole Amount, Modified Make-Whole Amount and/or Net Loss with respect to any Swapped Note, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, Modified Make-Whole Amount and/or Net Loss with respect to any Swapped Note, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration,

(c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes.  No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4No Waivers or Election of Remedies, Expenses, etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement, the Subsidiary Guaranty Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Company under Section 16, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

13.TAX INDEMNIFICATION; FATCA INFORMATION.

(a)All payments whatsoever under this Agreement and the Notes will be made by the Company in lawful currency of the European Union free and clear of, and without liability for withholding or deduction for or on account of, any present or future Taxes of whatever nature imposed or levied by or on behalf of any jurisdiction other than the United States (or any political subdivision or taxing authority of or in such jurisdiction) (hereinafter a “Taxing Jurisdiction”), unless the withholding or deduction of such Tax is compelled by law.

(b)If any deduction or withholding for any Tax of a Taxing Jurisdiction shall at any time be required in respect of any amounts to be paid by the Company under this Agreement or the Notes, the Company will pay to the relevant Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon and pay to each holder of a Note such additional amounts as may be necessary in order that the net amounts paid to such holder pursuant to the terms of this Agreement or the Notes after such deduction, withholding or payment (including any required deduction or withholding of Tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to such holder under the terms of this Agreement or the Notes before the assessment of such Tax, provided that no payment of any additional amounts shall be required to be made for or on account of:

(i)any Tax that would not have been imposed but for the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation or any Person other than the holder to whom the Notes or any amount payable thereon is attributable for the purposes of such Tax) and the Taxing Jurisdiction, other than the mere holding of the relevant Note or the receipt of payments thereunder or in respect thereof or the exercise of remedies in respect thereof, including such holder (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been present or engaged in trade or business therein or having or having had an establishment, office, fixed base or branch therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for the Company, after the date of the Closing, opening an office in, moving an office to, reincorporating in, or changing the Taxing Jurisdiction from or through which payments on account of this Agreement or the Notes are made to, the Taxing Jurisdiction imposing the relevant Tax;

(ii)any Tax that would not have been imposed but for the delay or failure by such holder (following a written request by the Company) in the filing with the relevant Taxing Jurisdiction of Forms (as defined below) that are required to be filed by such holder to avoid or reduce such Taxes (including for such purpose any refilings or renewals of filings that may from time to time be required by the relevant Taxing Jurisdiction), provided that the filing of such Forms would not (in such holder’s reasonable judgment) impose any unreasonable burden (in time, resources or otherwise) on such holder or result in any confidential or proprietary income tax return information being revealed, either directly or indirectly, to any Person and such delay or failure could have been lawfully avoided by such holder, and provided further that such holder shall be deemed to have satisfied the requirements of this clause (b)(ii) upon the good faith completion and submission of such Forms (including refilings or renewals of filings) as may be specified in a written request of the Company no later than 60 days after receipt by such holder of such written request (accompanied by copies of such Forms and related instructions, if any, all in the English language or with an English translation thereof); or

(iii)any combination of clauses (i) and (ii) above;

provided further that in no event shall the Company be obligated to pay such additional amounts to any holder (i) not resident in the United States of America or any other jurisdiction in which an original Purchaser is resident for tax purposes on the date of the Closing in excess of the amounts that the Company would be obligated to pay if such holder had been a resident of the United States of America or such other jurisdiction, as applicable, for purposes of, and eligible for the benefits of, any double taxation treaty from time to time in effect between the United States of America or such other jurisdiction and the relevant Taxing Jurisdiction or (ii) registered in the name of a nominee if under the law of the relevant Taxing Jurisdiction (or the current regulatory interpretation of such law) securities held in the name of a nominee do not qualify for an exemption from the relevant Tax and the Company shall have given timely notice of such law or interpretation to such holder.

(c)By acceptance of any Note, the holder of such Note agrees, subject to the limitations of clause (b)(ii) above, that it will from time to time with reasonable promptness (x) duly complete and deliver to or as reasonably directed by the Company all such forms, certificates, documents and returns provided to such holder by the Company (collectively, together with instructions for completing the same, “Forms”) required to be filed by or on behalf of such holder in order to avoid or reduce any such Tax pursuant to the provisions of an applicable statute, regulation or administrative practice of the relevant Taxing Jurisdiction or of a tax treaty between the United States and such Taxing Jurisdiction and (y) provide the Company with such information with respect to such holder as the Company may reasonably request in order to complete any such Forms, provided that nothing in this Section 13 shall require any holder to provide information with respect to any such Form or otherwise if in the opinion of such holder such Form or disclosure of information would involve the disclosure of tax return or other information that is confidential or proprietary to such holder, and provided further that each such holder shall be deemed to have complied with its obligation under this paragraph with respect to any Form if such Form shall have been duly completed and delivered by such holder to the Company or mailed to the appropriate taxing authority, whichever is applicable, within 60 days following a written request of the Company (which request shall be accompanied by copies of such Form and English translations of any such Form not in the English language) and, in the case of a transfer of any Note, at least 90 days prior to the relevant interest payment date.

(d)On or before the date of the Closing the Company will furnish each Purchaser with copies of the appropriate Form (and English translation if required as aforesaid) currently required to be filed in The Netherlands pursuant to Section 13(b)(ii), if any, and in connection with the transfer of any Note the Company will furnish the transferee of such Note with copies of any Form and English translation then required.

(e)If any payment is made by the Company to or for the account of the holder of any Note after deduction for or on account of any Taxes, and increased payments are made by the Company pursuant to this Section 13, then, if such holder at its sole discretion determines that it has received or been granted a refund of such Taxes, such holder shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, reimburse to the Company such amount as such holder shall, in its sole discretion, determine to be attributable to the relevant Taxes or deduction or withholding.  Nothing herein contained shall interfere with the right of the holder of any Note to arrange its tax affairs in whatever manner it thinks fit and, in particular, no holder of any Note shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such Tax in priority to any other claims, reliefs, credits or deductions available to it or (other than as set forth in Section 13(b)(ii)) oblige any holder of any Note to disclose any information relating to its tax affairs or any computations in respect thereof.

(f)The Company will furnish the holders of Notes, promptly and in any event within 60 days after the date of any payment by the Company of any Tax in respect of any amounts paid under this Agreement or the Notes, the original tax receipt issued by the relevant taxation or other authorities involved for all amounts paid as aforesaid (or if such original tax receipt is not available or must legally be kept in the possession of the Company, a duly certified copy of the original tax receipt or any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any holder of a Note.

(g)If the Company is required by any applicable law, as modified by the practice of the taxation or other authority of any relevant Taxing Jurisdiction, to make any deduction or withholding of any Tax in respect of which the Company would be required to pay any additional amount under this Section 13, but for any reason does not make such deduction or withholding with the result that a liability in respect of such Tax is assessed directly against the holder of any Note, and such holder pays such liability, then the Company will promptly reimburse such holder for such payment (including any related interest or penalties to the extent such interest or penalties arise by virtue of a default or delay by the Company) upon demand by such holder accompanied by an official receipt (or a duly certified copy thereof) issued by the taxation or other authority of the relevant Taxing Jurisdiction.

(h)If the Company makes payment to or for the account of any holder of a Note and such holder is entitled to a refund of the Tax to which such payment is attributable upon the making of a filing (other than a Form described above), then such holder shall, as soon as practicable after receiving written request from the Company (which shall specify in reasonable detail and supply the refund forms to be filed) use reasonable efforts to complete and deliver such refund forms to or as directed by the Company, subject, however, to the same limitations with respect to Forms as are set forth above.

(i)The obligations of the Company under this Section 13 shall survive the payment or transfer of any Note and the provisions of this Section 13 shall also apply to successive transferees of the Notes.

By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (i) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other Forms reasonably requested by the Company necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (ii) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder.  Nothing in this Section 13(j) shall require any holder to provide information that is confidential or proprietary to such holder unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential.

14.REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

14.1Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes.  The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register.  If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement.  Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.  The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

14.2Transfer and Exchange of Notes.

Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 19(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes of the same Series (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such holder may request and, in the case of a Series N Note, shall be substantially in the form of Exhibit 1A and in the case of a Series O Note, shall be substantially in the form of Exhibit 1B.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Notes shall not be transferred in denominations of less than €100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than €100,000.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.3.

The Notes have not been registered under the Securities Act or under the securities laws of any state and may not be transferred or resold unless registered under the Securities Act and all applicable state securities laws or unless an exemption from the requirement for such registration is available.

14.3Replacement of Notes.

Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 19(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)in the case of mutilation, upon surrender and cancellation thereof,

within fifteen (15) Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

15.PAYMENTS ON NOTES.

15.1Place of Payment.

Subject to Section 15.2, payments of principal, Make-Whole Amount, Modified Make-Whole Amount and/or Net Loss with respect to any Swapped Note, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Bank of America, N.A. in such jurisdiction.  The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

15.2Home Office Payment.

So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 15.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, Modified Make-Whole Amount and/or Net Loss with respect to any Swapped Note, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other commercially reasonable method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 15.1.  Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 14.2.  The Company will afford the benefits of this Section 15.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 15.2.

16.EXPENSES, ETC.

16.1Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special United States counsel and a special Dutch counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Subsidiary Guaranty Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Subsidiary Guaranty Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Subsidiary Guaranty Agreement or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Parent Guarantor or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO, provided that such costs and expenses under this clause (c) shall not exceed $6,500.

The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company.

16.2Certain Taxes.

The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or any Subsidiary Guaranty or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or The Netherlands or any other jurisdiction of organization of the Company or any Subsidiary Guarantor or any other jurisdiction where the Parent Guarantor or any Subsidiary Guarantor has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement or any Subsidiary Guaranty or of any of the Notes, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 16, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.

16.3Survival.

The obligations of the Company under this Section 16 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Subsidiary Guaranty Agreement or the Notes, and the termination of this Agreement or the Subsidiary Guaranty Agreement.

17.SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note.  All statements contained in any certificate or other instrument delivered by or on behalf of the Parent Guarantor, the Company or any Subsidiary Guarantor pursuant to this Agreement or the Subsidiary Guaranty Agreement shall be deemed representations and warranties of the Parent Guarantor, the Company or such Subsidiary Guarantor under this Agreement or the Subsidiary Guaranty Agreement, as applicable.  Subject to the preceding sentence, this Agreement, the Notes and the Subsidiary Guaranty Agreement embody the entire agreement and understanding between each Purchaser and the Parent Guarantor, the Company and the Subsidiary Guarantors and supersede all prior agreements and understandings relating to the subject matter hereof.

18.AMENDMENT AND WAIVER.

18.1Requirements.

This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Parent Guarantor, the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 22 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of

Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount and/or Modified Make-Whole Amount on, the Notes, or the Net Loss, Net Gain or Swap Breakage Amount with respect to any Swapped Note, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver or the principal amount of the Notes that the Purchasers are to purchase pursuant to Section 2 upon the satisfaction of the conditions to Closing that appear in Section 4, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 13,  18, 21 or 24.9, (iv) release the Parent Guarantor or (v) release any Subsidiary Guarantor from the Subsidiary Guaranty Agreement (other than in compliance with Section 9.8(b)).

18.2Solicitation of Holders of Notes.

(a)Solicitation.  The Company will provide each holder of a Note (irrespective of the amount of the Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or the Subsidiary Guaranty Agreement.  The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or the Subsidiary Guaranty Agreement to each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)Payment.  Neither Obligor will directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of a Note as consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions hereof or of any the Subsidiary Guaranty Agreement or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of a Note even if such holder did not consent to such waiver or amendment.

(c)Consent in Contemplation of Transfer.  Any consent given pursuant to this Section 18 or the Subsidiary Guaranty Agreement by a holder of a Note that has transferred or has agreed to transfer its Note to (i) the Parent Guarantor, (ii) any Subsidiary or any Affiliate or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates (either pursuant to a waiver under Section 18.1(c) or subsequent to Section 8.7 having been amended pursuant to Section 18.1(c)), in each case in connection with such consent shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

18.3Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 18 or the Subsidiary Guaranty Agreement applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Obligors and any holder of a Note and no delay in exercising any rights hereunder or under any Note or the Subsidiary Guaranty Agreement shall operate as a waiver of any rights of any holder of such Note.  As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

18.4Notes Held by Parent Guarantor, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, the Subsidiary Guaranty Agreement or the Notes, or have directed the taking of any action provided herein or in the Subsidiary Guaranty Agreement or the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Parent Guarantor or any of its Affiliates shall be deemed not to be outstanding.

19.NOTICES; ENGLISH LANGUAGE.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

(i)if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii)if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)if to the Parent Guarantor or the Company, to the Parent Guarantor at its address at 1081 Woodward Way, Fort Collins, Colorado 80524 to the attention of the Chief Financial Officer, or at such other address as the Parent Guarantor shall have specified to the holder of each Note in writing.

Notices under this Section 19 will be deemed given only when actually received.

Each document, instrument, financial statement, report, notice or other communication delivered in connection with this Agreement shall be in English or accompanied by an English translation thereof.

This Agreement, the Notes and the Subsidiary Guaranty Agreement have been prepared and signed in English and the parties hereto agree that the English version hereof and thereof (to the maximum extent permitted by applicable law) shall be the only version valid for the purpose of the interpretation and construction hereof and thereof notwithstanding the preparation of any translation into another language hereof or thereof, whether official or otherwise or whether prepared in relation to any proceedings which may be brought in The Netherlands or any other jurisdiction in respect hereof or thereof.

20.REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced.  The Obligors agree and stipulate that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 20 shall not prohibit either Obligor or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

21.CONFIDENTIAL INFORMATION.

For the purposes of this Section 21, “Confidential Information” means information delivered to any Purchaser or any holder of a Note by or on behalf of the Parent Guarantor or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Parent Guarantor or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Parent Guarantor or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available.  Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 21, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (v) any Person from which it offers to purchase any Security of either Obligor (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or the Subsidiary Guaranty Agreement.  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 21 as though it were a party to this Agreement.  On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 21.

In the event that as a condition to receiving access to information relating to the Parent Guarantor or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 21, this Section 21 shall not be amended thereby and, as between such Purchaser or such holder and the Parent Guarantor, at the time of effectiveness of this Agreement, this Section 21 shall supersede any such other confidentiality undertaking, but only to the extent such undertakings are inconsistent.

22.SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Parent Guarantor, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6.  Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 22), shall be deemed to refer to such Affiliate in lieu of such original Purchaser.  In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 22), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

23.UNCONDITIONAL GUARANTY.

23.1Unconditional Guaranty.  The Parent Guarantor hereby irrevocably and unconditionally guarantees to each holder of Notes, the due and punctual payment in full of (a) the principal of, Make-Whole Amount, if any, Modified Make-Whole Amount, if any, Net Loss with respect to any Swapped Note, if any, and interest on (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization, surseance van betaling, faillissement or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), and any other amounts due under the Notes, when and as the same shall become due and payable (whether at stated maturity or by required or optional prepayment or by acceleration or otherwise), and (b) any other sums which may become due under the terms and provisions of this Agreement, the Notes, the Subsidiary Guaranty Agreement or any other instrument referred to herein or therein (all such obligations described in clauses (a) and (b) above are herein called the “Guaranteed Obligations”).  The guaranty in the preceding sentence (the “Unconditional Guaranty”) is an absolute, present and continuing guaranty of payment and not of collectibility and is in no way conditional or contingent upon any attempt to collect from the Company or any other guarantor of the Notes or upon any other action, occurrence or circumstance whatsoever.  In the event that the Company shall fail so to pay any of such Guaranteed Obligations, the Parent Guarantor agrees to pay the same when due to the holders of Notes entitled thereto, without demand, presentment, protest or notice of any kind, in lawful money of the United States of America, pursuant to the requirements for payment specified in this Agreement and the Notes.  Each default in payment of any of the Guaranteed Obligations shall give rise to a separate cause of action hereunder and separate suits may be brought hereunder as each cause of action arises.  The Parent Guarantor agrees that the Notes issued in connection with this Agreement may (but need not) make reference to this Section 23.  The Parent Guarantor agrees to pay and to indemnify and save each holder of Notes harmless from and against any damage, loss, cost or expense (including attorneys' fees) which such holder may incur or be subject to as a consequence, direct or indirect, of (x) any breach by the Parent Guarantor or by the Company of any warranty, covenant, term or condition in, or the occurrence of any default under, this Agreement, the Notes, the Subsidiary Guaranty Agreement or any other instrument referred to herein or therein, together with all expenses resulting from the compromise or defense of any claims or liabilities arising as a result of any such breach or default, (y) any legal action commenced to challenge the validity or enforceability of this Agreement, the Notes, the Subsidiary Guaranty Agreement or any other instrument referred to herein or therein and (z) enforcing or defending (or determining whether or how to enforce or defend) the provisions of this Section 23.

The Parent Guarantor hereby acknowledges and agrees that its liability hereunder is joint and several with any other Person(s) who may guarantee the obligations and Indebtedness under and in respect of this Agreement, the Notes and the Subsidiary Guaranty Agreement.

23.2Obligations Absolute and Unconditional.

The Guaranteed Obligations of the Parent Guarantor hereunder shall be primary, absolute, irrevocable and unconditional, irrespective of the validity or enforceability of this Agreement, the Notes, the Subsidiary Guaranty Agreement or any other instrument referred to herein or therein, shall not be subject to any counterclaim, setoff, deduction or defense based upon any claim the Parent Guarantor may have against the Company or any holder of Notes or otherwise, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not the Parent Guarantor shall have any knowledge or notice thereof), including, without limitation:

(a)any amendment to, modification of, supplement to or restatement of this Agreement, the Notes, the Subsidiary Guaranty Agreement or any other instrument referred to herein or therein (it being agreed that the obligations of the Parent Guarantor hereunder shall apply to this Agreement, the Notes, the Subsidiary Guaranty Agreement or any such other instrument as so amended, modified, supplemented or restated) or any assignment or transfer of any thereof or of any interest therein, or any furnishing, acceptance or release of any security for the Notes;

(b)any waiver, consent, extension, indulgence or other action or inaction under or in respect of this Agreement, the Notes, the Subsidiary Guaranty Agreement or any other instrument referred to herein or therein;

(c)any bankruptcy, insolvency, arrangement, reorganization, readjustment, composition, liquidation or similar proceeding with respect to the Company or its property;

(d)any merger, amalgamation or consolidation of the Parent Guarantor or of the Company into or with any other Person or any sale, lease or transfer of any or all of the assets of the Parent Guarantor or of the Company to any Person;

(e)any failure on the part of the Company for any reason to comply with or perform any of the terms of any other agreement with the Parent Guarantor;

(f)any failure on the part of any holder of Notes to obtain, maintain, register or otherwise perfect any security; or

(g)any other event or circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (whether or not similar to the foregoing), and in any event however material or prejudicial it may be to the Parent Guarantor or to any subrogation, contribution or reimbursement rights the Parent Guarantor may otherwise have.

The Parent Guarantor covenants that its obligations hereunder will not be discharged except by indefeasible payment in full in cash of all of the Guaranteed Obligations and all other obligations hereunder.

23.3Certain Waivers.

The Parent Guarantor unconditionally waives, to the fullest extent permitted by law, (a) notice of acceptance hereof, of any action taken or omitted in reliance hereon and of any default by the Company in the payment of any amounts due under this Agreement, the Notes, the Subsidiary Guaranty Agreement or any other instrument referred to herein or therein, and of any of the matters referred to in Section 23.2 hereof, (b) all notices which may be required by statute, rule of law or otherwise to preserve any of the rights of any holder of Notes against the Parent Guarantor, including, without limitation, presentment to or demand for payment from the Company or the Parent Guarantor with respect to any Note, notice to the Company or to the Parent Guarantor of default or protest for nonpayment or dishonor and the filing of claims with a court in the event of the bankruptcy of the Company, (c) any right to require any holder to enforce, assert or exercise any right, power or remedy including, without limitation, any right, power or remedy conferred in this Agreement or the Notes, (d) any requirement for diligence on the part of any holder of Notes and (e) any other act or omission or thing or delay in doing any other act or thing which might in any manner or to any extent vary the risk of the Parent Guarantor or otherwise operate as a discharge of the Parent Guarantor or in any manner lessen the obligations of the Parent Guarantor hereunder.

23.4Obligations Unimpaired.  The Parent Guarantor authorizes the holders of Notes, without notice or demand to the Parent Guarantor and without affecting its obligations hereunder, from time to time:  (a) to renew, compromise, extend, accelerate or otherwise change the time for payment of, all or any part of this Note Agreement, the Notes, the Subsidiary Guaranty Agreement or any other instrument referred to herein or therein; (b) to change any of the representations, covenants, events of default or any other terms or conditions of or pertaining to this Agreement, the Notes, the Subsidiary Guaranty Agreement or any other instrument referred to herein or therein, including, without limitation, decreases or increases in amounts of principal, rates of interest, the Make-Whole Amount, Modified Make-Whole Amount, Net Loss with respect to any Swapped Note or any other obligation; (c) to take and hold security for the payment of the Notes, for the performance of this Agreement or otherwise for the Indebtedness guaranteed hereby and to exchange, enforce, waive, subordinate and release any such security; (d) to apply any such security and to direct the order or manner of sale thereof as the holders of Notes in their sole discretion may determine; (e) to obtain additional or substitute endorsers or guarantors; (f) to exercise or refrain from exercising any rights against the Company and others; and (g) to apply any sums, by whomsoever paid or however realized, to the payment of the Guaranteed Obligations and all other obligations owed hereunder.  The holders of Notes shall have no obligation to proceed against any additional or substitute endorsers or guarantors or to pursue or exhaust any security provided by the Company, the Parent Guarantor or any other Person or to pursue any other remedy available to the holders of Notes.

If an event permitting the acceleration of the maturity of the principal amount of any Notes shall exist and such acceleration shall at such time be prevented or the right of any holder of Notes to receive any payment on account of the Guaranteed Obligations shall at such time be delayed or otherwise affected by reason of the pendency against the Company, the Parent Guarantor or any other guarantors of a case or proceeding under a bankruptcy or insolvency law, the Parent Guarantor agrees that, for purposes of the Unconditional Guaranty, the maturity of such principal amount shall be deemed to have been accelerated with the same effect as if the holder thereof had accelerated the same in accordance with the terms of this Section 23, and the Parent Guarantor shall forthwith pay such accelerated Guaranteed Obligations.

23.5Subrogation and Subordination.

(a)The Parent Guarantor will not exercise any rights which it may have acquired by way of subrogation under this Section 23, by any payment made under the Unconditional Guaranty or otherwise, or accept any payment on account of such subrogation rights, or any rights of reimbursement, contribution or indemnity or any rights or recourse to any security for the Notes or this Agreement unless and until all of the Guaranteed Obligations shall have been indefeasibly paid in full in cash.

(b)The Parent Guarantor hereby subordinates the payment of all Indebtedness and other obligations of the Company or any other guarantor of the Guaranteed Obligations owing to the Parent Guarantor, whether now existing or hereafter arising, including, without limitation, all rights and claims described in clause (a) of this Section 23.5, to the indefeasible payment in full in cash of all of the Guaranteed Obligations.  If the Required Holders so request, any such Indebtedness or other obligations shall be enforced and performance received by the Parent Guarantor as trustee for the holders of Notes and the proceeds thereof shall be paid over to the holders of Notes promptly, in the form received (together with any necessary endorsements) to be applied to the Guaranteed Obligations, whether matured or unmatured, as may be directed by the Required Holders, but without reducing or affecting in any manner the liability of the Parent Guarantor under the Unconditional Guaranty.

(c)If any amount or other payment is made to or accepted by the Parent Guarantor in violation of any of the preceding clauses (a) and (b) of this Section 23.5, such amount shall be deemed to have been paid to the Parent Guarantor for the benefit of, and held in trust for the benefit of, the holders of Notes and shall be paid over to the holders of Notes promptly, in the form received (together with any necessary endorsements) to be applied to the Guaranteed Obligations, whether matured or unmatured, as may be directed by the Required Holders, but without reducing or affecting in any manner the liability of the Parent Guarantor under the Unconditional Guaranty.

(d)The Parent Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Unconditional Guaranty and that its agreements set forth in this Section 23.5 are knowingly made in contemplation of such benefits.

23.6Term; Reinstatement of Guaranty.

The Unconditional Guaranty and all covenants and agreements of the Parent Guarantor contained in this Section 23 shall continue in full force and effect and shall not be discharged until such time as all of the Guaranteed Obligations and all other obligations hereunder shall be indefeasibly paid in full in cash.  Notwithstanding the foregoing, the Unconditional Guaranty shall continue to be effective, or be reinstated, as the case may be, if and to the extent at any time payment, in whole or in part, of any of the sums due to any holder of Notes on account of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by a holder upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or any other guarantors, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Company or any other guarantors or any part of its or their property, or otherwise, all as though such payments had not been made.

24.MISCELLANEOUS.

24.1Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not, except that neither Obligor may assign or otherwise transfer any of its rights or obligations hereunder or, solely with respect to the Company, under the Notes without the prior written consent of each holder (other than in connection with any transfer permitted under Section 10.2).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

24.2Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.8 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount, Modified Make-Whole Amount, Net Loss with respect to any Swapped Note or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

24.3Accounting Terms.

(a)All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP.  Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.  For purposes of determining compliance with this Agreement (including, without limitation, Section 9, Section 10 and the definition of “Indebtedness”), any election by the Parent Guarantor to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option,  International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any

similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

(b)If the Parent Guarantor notifies the holders of Notes that, in the Parent Guarantor’s reasonable opinion, or if the Required Holders notify the Parent Guarantor that, in the Required Holders’ reasonable opinion, as a result of changes in GAAP from time to time (“Subsequent Changes”), any of the covenants contained in Sections 10.6 through 10.10, or any of the defined terms used therein no longer apply as intended such that such covenants are materially more or less restrictive to the Parent Guarantor than are such covenants immediately prior to giving effect to such Subsequent Changes, the Parent Guarantor and the holders of Notes shall negotiate in good faith to reset or amend such covenants or defined terms so as to negate such Subsequent Changes, or to establish alternative covenants or defined terms.  Until the Parent Guarantor and the Required Holders so expressly agree to reset, amend or establish alternative covenants or defined terms, the covenants contained in Sections 10.6 through 10.10, together with the relevant defined terms, shall continue to apply and compliance therewith shall be determined assuming that the Subsequent Changes shall not have occurred (“Static GAAP”).During any period that compliance with any covenants shall be determined pursuant to Static GAAP, the Parent Guarantor shall include relevant reconciliations in reasonable detail between GAAP and Static GAAP with respect to the applicable covenant compliance calculations contained in each certificate of a Senior Financial Officer delivered pursuant to Section 7.2(a) during such period.

24.4Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

24.5Construction, etc.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 14, (b) subject to Section 24.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time..

24.6Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

24.7Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice‑of‑law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

24.8Jurisdiction and Process; Waiver of Jury Trial.

(a)Each Obligor irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes.  To the fullest extent permitted by applicable law, each Obligor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)Each Obligor agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 24.8(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c)Each Obligor consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 24.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 19 or at such other address of which such holder shall then have been notified pursuant to said Section, or, in the case of the Company, to Process Agent, as the Company’s agent for the purpose of accepting service of any process in the United States.  Each Obligor agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d)Nothing in this Section 24.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against either Obligor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e)The Company hereby irrevocably appoints the Process Agent to receive for it, and on its behalf, service of process in the United States provided, however, that to the extent that the appointment of a process agent by the Issuer would under Dutch law be deemed to constitute a power of attorney or a mandate such appointment will terminate by force of law without notice upon bankruptcy (faillissement) and will cease to be effective in case of a suspension of payments (surseance van betaling) of the Issuer and that the Issuer may not be able to elect a domicile located outside the Netherlands for the purpose of services of process.

(f)The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Subsidiary Guaranty Agreement the Notes or any other document executed in connection herewith or therewith.

24.9Obligation to Make Payment in Euros.

Any payment on account of an amount that is payable hereunder or under the Notes in Euros which is made to or for the account of any holder in any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of either Obligor, shall constitute a discharge of the obligations of the Obligors under this Agreement or the Notes only to the extent of the amount of Euros which such holder could purchase in the foreign exchange markets in London, England, with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the London Banking Day following receipt of the payment first referred to above.  If the amount of Euros that could be so purchased is less than the amount of Euros originally due to such holder, each Obligor agrees to the fullest extent permitted by law, to indemnify and save harmless such holder from and against all loss or damage arising out of or as a result of such deficiency.  This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Agreement and the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under the Notes or under any judgment or order.  As used herein the term “London Banking Day” shall mean any day other than Saturday or Sunday or a day on which commercial banks are required or authorized by law to be closed in London, England.

[Remainder of page left intentionally blank.  Next page is signature page.]

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Parent Guarantor and the Company, whereupon this Agreement shall become a binding agreement among you, the Parent Guarantor and the Company.

Very truly yours,

WOODWARD INTERNATIONAL HOLDING B.V.

By:	/s/ Sean D. Morris
Name:	Sean D. Morris
Title:	Managing Director

PARENT GUARANTOR

WOODWARD, INC.

By:	/s/ A. Christopher Fawzy
Name:	A. Christopher Fawzy
Title:	Corporate Vice President,
General Counsel,
Corporate Secretary, and
Chief Compliance Officer

This Agreement is hereby

accepted and agreed to as

of the date thereof.

METROPOLITAN LIFE INSURANCE COMPANY

METLIFE INSURANCE COMPANY USA

By:	Metropolitan Life Insurance Company, its Investment Manager

By:	/s/ John Wills
Name:	John Wills
Title:	Managing Director

METLIFE EUROPE LIMITED

By:	Metropolitan Investment Advisors, its Investment Manager

By:	/s/ C. Scott Inglis
Name:	C. Scott Inglis
Title:	Managing Director

This Agreement is hereby

accepted and agreed to as

of the date thereof.

NEW YOUR LIFE INSURANCE COMPANY

By:	/s/ Sean Campbell
Name:	Sean Campbell
Title:	Corporate Vice President

NEW YOUR LIFE INSURANCE AND ANNUITY CORPORATION

By:	NYL Investors LLC, its Investment Manager

By:	/s/ Sean Campbell
Name:	Sean Campbell
Title:	Director

This Agreement is hereby

accepted and agreed to as

of the date thereof.

VOYA INSURANCE AND ANNUITY COMPANY

VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY

RELIASTAR LIFE INSURANCE COMPANY

RELIASTAR LIFE INSURANCE COMPANY OF NEW YOUR

By:	Voya Investment Management LLC, as Agent

By:	/s/ Christopher P. Lyons
Name:	Christopher P. Lyons
Title:	Managing Director

This Agreement is hereby

accepted and agreed to as

of the date thereof.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

METLIFE INSURANCE COMPANY USA

By:	/s/ David Nguyen
Name:	David Nguyen
Title:	Vice President

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

By:	PGIM, Inc., as investment manager

By:	/s/ David Nguyen
Name:	David Nguyen
Title:	Vice President

This Agreement is hereby

accepted and agreed to as

of the date thereof.

UNITED OF OMAHA LIFE INSURANCE COMPANY

METLIFE INSURANCE COMPANY USA

By:	Metropolitan Life Insurance Company, its Investment Manager

By:	/s/ Lee Martin
Name:	Lee Martin
Title:	Vice President

SCHEDULE A

INFORMATION AS TO PURCHASERS

[INTENTIONALLY REMOVED]

Schedule B

Defined  Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Parent Guarantor or any of its Subsidiaries (other than transactions involving solely the Parent Guarantor and its Subsidiaries) (a) acquires all or substantially all of the assets of any firm, corporation, limited liability company or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Capital Stock of an entity which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding Equity Interests of another Person.

“Affected Noteholder” is defined within the definition of “Noteholder Sanctions Event.”

“Affected Notes” is defined in Section 8.4(a).

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Parent Guarantor, shall include (a) any Person beneficially owning or holding, directly or indirectly, (i) 10% or more of any class of voting interests of the Parent Guarantor or any Subsidiary or (ii) non-voting equity interests of the Parent Guarantor or any Subsidiary if such Person’s non-voting equity interests in the Parent Guarantor or such Subsidiary comprise at least 10% of Consolidated Net Worth, and (b) any corporation of which the Parent Guarantor and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, (i) 10% or more of any class of voting interests, or (ii) non-voting equity interests if the Parent Guarantor or such Subsidiary’s non-voting equity interests in such corporation comprise at least 10% of the stockholders’ equity of such corporation and its subsidiaries determined on a consolidated basis in accordance with GAAP.  Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Parent Guarantor.

“Anti-Corruption Laws” is defined in Section 5.16(d).

“Anti-Money Laundering Laws” is defined in Section 5.16(c).

“Applicable Percentage” in the case of a computation of the Modified Make-Whole Amount for purposes of Section 8.3 means 1.0% (100 basis points), and in the case of a computation of the Make-Whole Amount for any other purpose means 0.50% (50 basis points).

“Applicable Rate” means, with respect to (a) any Series N Note, (i) 2.06% per annum during any fiscal quarter following a fiscal quarter on the last day of which the Leverage Ratio is greater than 3.5 to 1.0 and (ii) 1.31% per annum at all other times and (b) any Series O Note, (i)

2.32% per annum during any fiscal quarter following a fiscal quarter on the last day of which the Leverage Ratio is greater than 3.5 to 1.0 and (ii) 1.57% per annum at all other times.

“Asset Disposition” means any Transfer except:

(a)any Transfer that is:

(i)from a Subsidiary to the Parent Guarantor or another Subsidiary, and

(ii)from the Parent Guarantor to a Subsidiary,

in each case so long as immediately before and immediately after the consummation of any such Transfer and after giving effect thereto, no Default or Event of Default exists;

(b)any Transfer made in the ordinary course of business and involving only property that is either (i) inventory held for sale or (ii) equipment, fixtures, supplies or materials no longer required in the operation of the business of the Parent Guarantor or any of its Subsidiaries or that is obsolete, damaged, or worn-out; and

(c)any Transfer made pursuant to a Permitted Receivables Securitization permitted pursuant to Section 10.11.

“Blocked Person” is defined in Section 5.16(a).

“Business Day” means (a) other than as provided in clause (b) below, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or London, England are required or authorized to be closed and which is not a TARGET Settlement Day, and (b) for purposes of Section 8.10, any date which is both (i) any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed and (ii) a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (or any successor thereto) is open for settlement of payments in Euros (a “TARGET Settlement Day”).

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Lease Obligations” of a Person means the amount of the obligations of such Person under Capital Leases which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) evidencing ownership thereof, (c) in the case of a limited liability company, membership interests, (d) in the case of a partnership, partnership interests (whether general or limited) and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

provided, however, that “Capital Stock” shall not include any debt securities convertible into equity securities prior to such conversion.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the government of the United States of America and backed by the full faith and credit of the United States government; (b) domestic and Eurocurrency certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies, the long-term indebtedness of which institution at the time of acquisition is rated BBB (or better) by S&P or Fitch or Baa (or better) by Moody’s), and which certificates of deposit and time deposits are fully protected against currency fluctuations for any such deposits with a term of more than ninety (90) days; (c) shares of money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to investment grade securities (i.e., securities rated BBB (or better) by S&P or Fitch or Baa (or better) by Moody’s; and (d) commercial paper of United States of America and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-2 (or better) by S&P, P-2 (or better) by Moody’s, or F-2 (or better) by Fitch; provided that the maturities of such Cash Equivalents (other than as described in clause (c) above) shall not exceed three hundred sixty-five (365) days from the date of acquisition thereof.

“Change of Control” shall be deemed to have occurred if any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act as in effect on the date hereof) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), become the “beneficial owners” (as such term is used in Rule 13d-3 under the Exchange Act as in effect on the date hereof), directly or indirectly, of more than 50% of the total voting power of all classes then outstanding of the Parent Guarantor’s voting stock.

“Closing” is defined in Section 3.1.

“Closing Subsidiary Guarantors” is defined in Section 2.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” is defined in the introductory paragraph of this Agreement.

“Confidential Information” is defined in Section 21.

“Consolidated Net Earnings” means, with reference to any period, the net earnings (or loss) of the Parent Guarantor and its Subsidiaries for such period (taken as a cumulative whole), as determined in accordance with GAAP, after eliminating all offsetting debits and credits between the Parent Guarantor and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Parent Guarantor and its Subsidiaries in accordance with GAAP, provided that there shall be excluded therefrom (to the extent included in determining such net earnings) (a) any extraordinary gains and losses and (b) any equity interest of the Parent Guarantor or any Subsidiary in the unremitted earnings of a Person that is not a Subsidiary.

“Consolidated Net Worth” means the stockholders’ equity of the Parent Guarantor and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” means the total assets of the Parent Guarantor and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Contingent Obligation”, as applied to any Person, means any Contractual Obligation, contingent or otherwise, providing for the guaranty of, or having the same economic effect as providing a guaranty of, any Indebtedness of another or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability of another directly or indirectly guarantied, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guarantied or otherwise supported in the case of known or recurring obligations and, in all other cases, the maximum reasonably anticipated liability in respect of the portion of the obligation so guarantied or otherwise supported; provided that Contingent Obligations shall not include endorsements for collection in the ordinary course of business.

“Contractual Obligation”, as applied to any Person, means any provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument, in any case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Control Event” means:

(a)the execution by the Parent Guarantor or any of its Subsidiaries or Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change of Control,

(b)the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change of Control, or

(c)the making of any written offer by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act as in effect on the date hereof) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date hereof) to the holders of the common stock of the Parent

Guarantor, which offer, if accepted by the requisite number of holders, would result in a Change of Control.

“Controlled Entity” means (a) any of the Subsidiaries of the Parent Guarantor and any of their or the Parent Guarantor’s respective Controlled Affiliates and (b) if the Parent Guarantor has a parent company, such parent company and its Controlled Affiliates.

“Debt Prepayment Application” means, with respect to any Transfer of property, the application by the Company of cash in an amount equal to the Net Proceeds Amount with respect to such Transfer to pay Senior Indebtedness (other than (a) Indebtedness owing to the Parent Guarantor, any of the Parent Guarantor’s Subsidiaries or any Affiliate of the Parent Guarantor and (b) Indebtedness in respect of any revolving credit or similar credit facility providing the Parent Guarantor or any of its Subsidiaries with the right to obtain loans or other extensions of credit from time to time, except to the extent that in connection with such payment of Senior Indebtedness the availability of credit under such credit facility is permanently reduced by an amount not less than the amount of such proceeds applied to the payment of such Senior Indebtedness), provided that in the course of making such application the Company shall offer to prepay each outstanding Note, in accordance with Section 8.6, in a principal amount which equals the Ratable Portion of such Note in respect of such Transfer.  If any holder of a Note rejects such offer of prepayment, then, for purposes of the preceding sentence only, the Parent Guarantor and the applicable Subsidiary nevertheless will be deemed to have paid Senior Indebtedness in an amount equal to the Ratable Portion of the holder of such Note in respect of such Transfer.

“Debt Prepayment Transfer” is defined in Section 8.6(a).

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means, with respect to any Note, that rate of interest that is the greater of (a) 2.00% per annum above the Applicable Rate with respect to such Note or (b) 2.00% per annum over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York, New York as its “base” or “prime” rate.

“Disclosure Documents” is defined in Section 5.3.

“Disposition Value” means, at any time, with respect to any property

(a)in the case of property that does not constitute Subsidiary Equity Interests, the book value thereof, valued at the time of such disposition in good faith by the Parent Guarantor, and

(b)in the case of property that constitutes Subsidiary Equity Interests, an amount equal to that percentage of book value of the assets of the Subsidiary that issued such equity interests as is equal to the percentage that the book value of such Subsidiary Equity Interests represents of the book value of all of the outstanding equity interests of such Subsidiary (assuming, in making such calculations, that all Securities convertible into such equity interests are so converted and giving full effect to all transactions that would occur or be required in connection with such conversion) determined at the time of the disposition thereof, in good faith by the Parent Guarantor.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the maturity date of the Series O Notes.

“Dollars” or “$” means the lawful money of the United States of America.

“EBITDA” means, for any period, on a consolidated basis for the Parent Guarantor and its Subsidiaries, the sum of the amounts for such period, without duplication, of (a) Net Income, plus (b) Interest Expense to the extent deducted in computing Net Income, plus (c) charges against income for foreign, federal, state and local taxes to the extent deducted in computing Net Income, plus (d) depreciation expense to the extent deducted in computing Net Income, plus (e) amortization expense, including, without limitation, amortization of goodwill and other intangible assets to the extent deducted in computing Net Income, plus (f) any unusual non-cash charges to the extent deducted in computing Net Income, plus (g) non-cash stock based compensation paid during such period to the extent deducted in computing Net Income, minus (h) any unusual non-cash gains to the extent added in computing Net Income.  EBITDA shall be calculated on a pro forma basis giving effect to Material Acquisitions and Material Asset Dispositions on a four (4) fiscal quarter basis on the assumption that any such Material Acquisition or Material Asset Disposition shall be deemed to have occurred on the first day of the fourth full fiscal quarter preceding the date of determination, using historical financial statements containing reasonable adjustments satisfactory to the Required Holders, broken down by fiscal quarter in the Parent Guarantor’s reasonable judgment.  As used herein, “Material Acquisition” means one or more related Acquisitions the net consideration for which is in excess of $20,000,000 individually or in the aggregate and “Material Asset Disposition” means any Asset Disposition or series of Asset Dispositions the Fair Market Value of which is equal to or greater than $20,000,000 individually or in the aggregate.

“Electronic Delivery” is defined in Section 7.1(a).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business  (whether or not incorporated) that is treated as a single employer together with the Parent Guarantor under section 414 of the Code.

“Euro” or “€” means the unit of single currency of the Participating Member States.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code

“Fitch” means Fitch Investors Service, L.P., together with its successors and assigns.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a)the government of

(i)The Netherlands, the United States of America or any State or other political subdivision thereof, or

(ii)any other jurisdiction in which the Parent Guarantor or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Parent Guarantor or any Subsidiary, or

(b)any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any foreign government-owned or controlled entity, political party, any official of a political party,

candidate for political office, official of any foreign government, public international organization or anyone else acting in an official capacity for a foreign government.

“Guaranteed Obligations” is defined in Section 23.1.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guarantying or in effect guarantying any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)to purchase such indebtedness or obligation or any property constituting security therefor;

(b)to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c)to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d)otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Guaranty Supplement” is defined in Section 9.8.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Hedging Arrangements” means agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants or any similar derivative transactions.

“Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Hedging Arrangements and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Arrangements.

“holder” means, with respect to any Note the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 14.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 18.2 and 19 and any related definitions in this Schedule B, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“Indebtedness” of a Person means, without duplication, such Person’s:

(a)obligations for borrowed money, including, without limitation, subordinated indebtedness,

(b)obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade and other than earn-outs or other similar forms of contingent purchase prices),

(c)obligations, whether or not assumed, secured by Liens on or payable out of the proceeds or production from property or assets now or hereafter owned or acquired by such Person,

(d)obligations which are evidenced by notes, acceptances, or other instruments,

(e)Capital Lease Obligations,

(f)Contingent Obligations with respect to the Indebtedness of other Persons,

(g)obligations with respect to letters of credit,

(h)Off-Balance Sheet Liabilities,

(i)Receivables Facility Attributed Indebtedness,

(j)Disqualified Stock, and

(k)net Hedging Obligations, calculated on a marked-to-market basis.

The amount of Indebtedness of any Person at any date shall be without duplication (i) the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any such Contingent Obligations at such date and (ii) in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such

Person is subject, the lesser of the Fair Market Value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured.

“INHAM Exemption” is defined in Section 6.3(e).

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Intercreditor Agreement” is defined in Section 9.9.

“Interest Expense” means, without duplication, for any period, the total interest expense of the Parent Guarantor and its consolidated Subsidiaries, whether paid or accrued (including the interest component of Capital Leases, commitment, facility and letter of credit fees, Off-Balance Sheet Liabilities and net payments or receipts (if any) pursuant to Hedging Arrangements relating to interest rate protection), all as determined in conformity with GAAP.

“Investor Presentation” is defined in Section 5.3.

“ISDA Master Agreement” is defined in Section 8.11.

 “Leverage Ratio” is defined in Section 10.8.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Major Credit Facility” means (a) the Revolving Facility, (b) the 2008 Note Purchase Agreement, (c) the 2009 Note Purchase Agreement, (d) the 2013 Note Purchase Agreement and (e) the 2016 Parent Guarantor Note Purchase Agreement and (f) any other credit, loan or borrowing facility or note purchase agreement by the Parent Guarantor or any Subsidiary providing, in each case, for the incurrence of Senior Indebtedness in a principal amount equal to or greater than $75,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency), in each case under clauses (a) through (f) as amended, restated, supplemented or otherwise modified and together with increases, refinancings and replacements thereof.

“Make-Whole Amount” is defined in Section 8.8.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Parent Guarantor and its Subsidiaries taken as a whole.

“Material Acquisition Amount” means an amount equal to the greater of (a) $50,000,000 and (b) the applicable dollar threshold amount for certain permitted acquisitions necessary to increase the leverage ratio applicable to the Parent Guarantor as set forth in the definition of “Leverage Ratio Increase Requirements” in the Revolving Facility or similar threshold in any other Revolving Facility.

“Material Acquisition Period” means each period of four (4) consecutive fiscal quarters of the Parent Guarantor commencing with the fiscal quarter in which one or more of the Parent Guarantor and any Subsidiary has consummated (a) one or more Acquisitions of equity interests in entities that become Subsidiaries upon such Acquisition or (b) one or more acquisitions from an entity of a business or a brand, if the consideration paid for such Acquisitions under clause (a) and/or (b) (including, without limitation, Indebtedness of the new Subsidiary and, without duplication, any Indebtedness of such entity that is assumed by any one or more of the Parent Guarantor and its Subsidiaries), taken together with the aggregate consideration (including assumed Indebtedness as aforesaid) paid for all other such Acquisitions consummated during the immediately preceding three (3) fiscal quarters of the Parent Guarantor, is equal to or greater than the Material Acquisition Amount; provided that a new Material Acquisition Period may not be commenced until such time as at least two (2) complete consecutive fiscal quarters have elapsed since the expiration of the last previous Material Acquisition Period.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Parent Guarantor and its Subsidiaries taken as a whole, (b) the ability of the Parent Guarantor to perform its obligations under this Agreement, (c) the ability of the Company to perform its obligations under this Agreement and the Notes, (d) the ability of any Subsidiary Guarantor to perform its respective obligations under the Subsidiary Guaranty Agreement, or (e) the validity or enforceability of this Agreement, the Notes or the Subsidiary Guaranty Agreement.

“Material Covenant” means any covenant or similar term contained in any evidence of any Indebtedness in respect of or that contains provisions that are the same as or similar to (or address the same topic as) the covenants set forth in Sections 10.2, 10.3, 10.6, 10.7, 10.8, 10.9 or 10.10 or any other financial covenant contained in such Indebtedness.

“Modified Make-Whole Amount” is defined in Section 8.10.

“Moody’s” means Moody’s Investors Service, Inc., together with its successors and assigns.

“MPC Products” means MPC Products Corporation, an Illinois corporation.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Net Gain” is defined in Section 8.11.

“Net Income” means, for any period, the net income (or loss) after taxes of the Parent Guarantor and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

“Net Indebtedness” means, as of any date of determination, the excess, if any, of (a) Indebtedness of the Parent Guarantor and its consolidated Subsidiaries as of such date over (b) the Unrestricted Domestic Cash Amount as of such date.

“Net Loss” is defined in Section 8.11.

“Net Proceeds Amount” means, with respect to any Transfer of any property by any Person, an amount equal to the difference of

(a)the aggregate amount of the consideration (valued at the Fair Market Value of such consideration at the time of the consummation of such Transfer) received by such Person in respect of such Transfer, minus

(b)all taxes actually paid on account of such Transfer and all ordinary and reasonable out-of-pocket costs and expenses actually incurred by such Person in connection with such Transfer.

“New Swap Agreement” is defined in Section 8.8(b).

“Non-Swapped Note” is defined in Section 8.8(a).

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Parent Guarantor or any Subsidiary primarily for the benefit of employees of the Parent Guarantor or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Noteholder Sanctions Event” means, with respect to any holder of a Note (an “Affected Noteholder”), such holder or any of its affiliates being in violation of or subject to sanctions (a) under any U.S. Economic Sanctions Laws as a result of the Parent Guarantor or any Controlled Entity becoming a Blocked Person or, directly or indirectly, having any investment in or engaging in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Blocked Person or (b) under any similar laws, regulations or orders adopted by any State within the United States as a result of the name of the Parent Guarantor or any Controlled Entity appearing on a State Sanctions List.

“Notes” is defined in Section 1.

“Obligors” is defined in in the first paragraph of this Agreement.

“OFAC” is defined in Section 5.16(a).

“OFAC Listed Person” is defined in Section 5.16(a).

“OFAC Sanctions Program” means any economic or trade sanction program that OFAC is responsible for administering and enforcing.  A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Off-Balance Sheet Liabilities” of a Person means (a) any Receivables Facility Attributed Indebtedness and repurchase obligations or liabilities of such Person or any of its Subsidiaries with respect to Receivables or notes receivable sold by such Person or any of its Subsidiaries, (b) any liabilities of such Person or any of its Subsidiaries under any sale and leaseback transactions which do not create liabilities on the consolidated balance sheet of such Person, (c) any liabilities of such Person or any of its Subsidiaries under any financing lease or Synthetic Lease transaction, or (d) any obligations of such Person or any of its Subsidiaries arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which, in the case of the foregoing clauses (a) through (d), does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Parent Guarantor or the Company, as applicable, whose responsibilities extend to the subject matter of such certificate.

“Original Swap Agreement” is defined in Section 8.10(b).

“Parent Guarantor” is defined in the introductory paragraph of this Agreement.

“Participating Member State” means any member state of the European Community that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Jurisdiction” means (a) the United States of America, (b)
The Netherlands and (c) any other country that on April 30, 2004 was a member of the European Union (other than Greece, Portugal, Ireland and Italy).

“Permitted Liens” means the following:

(a)Liens for taxes, assessments or other governmental charges which are not yet due and payable or the payment of which is not at the time required by Section 9.4;

(b)any attachment or judgment Lien, unless the judgment it secures shall not, within thirty (30) days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within thirty (30) days after the expiration of any such stay;

(c)statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens, in each case, incurred in the ordinary course of business for sums not yet due and payable;

(d)Liens (other than any Lien imposed by ERISA) incidental to the normal conduct of the business of the Parent Guarantor or any Subsidiary or the ownership of its property which are not incurred or made in connection with the incurrence of Indebtedness and which do not, individually or in the aggregate, materially impair the use of such property in the operation of the business of the Parent Guarantor and its Subsidiaries, taken as a whole, or the value of such property for the purposes of such business;

(e)leases or subleases granted to others, easements, encroachments, rights-of-way, licenses, reservations, covenants, utility easements, building restrictions,  restrictions and other similar charges or encumbrances, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Parent Guarantor or any of its Subsidiaries, and which do not in the aggregate materially impair the use of such property in the operation of the business of the Parent Guarantor and its Subsidiaries, taken as a whole, or the value of such property for the purposes of such business;

(f)minor survey exceptions and similar Liens, provided that such Liens do not, in the aggregate, materially detract from the value of such property in the operation of the business of the Parent Guarantor and its Subsidiaries;

(g)Liens on property or assets of the Parent Guarantor or any Subsidiary securing Indebtedness owing to the Parent Guarantor or another Subsidiary;

(h)Liens existing on the date of this Agreement and reflected in Schedule 10.6;

(i)any Liens existing on the property of a Person at the time such Person is merged into or consolidated with the Parent Guarantor or a Subsidiary or its becoming a Subsidiary or at the time of a sale, lease or other disposition of the properties of a Person as an entirety to the Parent Guarantor or a Subsidiary, or any Lien existing on any property acquired by the Parent Guarantor or any Subsidiary at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed), provided that (w) such Liens were not incurred, extended or renewed in contemplation of such merger, consolidation or acquisition of property, (x) each such Lien shall attach solely to the assets so acquired or purchased, (y) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted by the terms of this Agreement, and (z) the aggregate principal amount of Indebtedness secured by such Liens shall not exceed 100% of the Fair Market Value of the related property;

(j)Liens incurred after the date of this Agreement on any property acquired, improved or constructed by the Parent Guarantor or a Subsidiary and created contemporaneously with or within one hundred eighty (180) days of such acquisition, improvement or construction which secure all or any part of the purchase price or cost of construction or improvement of such property, provided that (i) any such Lien shall extend solely to the item or items of such property (or improvement thereon) so acquired or constructed and, if required by the terms of the instrument originally creating such Lien, other property (or improvement thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed property (or improvement thereon) or which is real property being improved by such acquired or constructed property

(or improvement thereon), (ii) the aggregate principal amount of Indebtedness secured by such Lien and all other Indebtedness secured by any other Lien on such property or such improvement does not exceed in the aggregate 100% of the lesser of (y) the cost of such property or improvement or (z) the Fair Market Value thereof at the time of incurrence, and (iii) all such Indebtedness is otherwise permitted by the terms of this Agreement;

(k)Liens incurred pursuant to a Permitted Receivables Securitization program, provided that such Permitted Receivables Securitization program is permitted pursuant to Section 10.11;

(l)Liens (i) in favor of the holders of the Notes (or in favor of a collateral agent reasonably satisfactory to the Required Holders) created to secure the Indebtedness evidenced by this Agreement and the Notes pursuant to Section 9.8(c) and (ii) granted to secure the Indebtedness evidenced by any Major Credit Facility, in each case under clauses (i) and (ii) in compliance with Section 9.9;

(m)any Lien renewing, extending or refunding any Lien permitted by clauses (h), (i) or (j) of this definition, provided that (i) the principal amount of Indebtedness secured by such Lien immediately prior to such extension, renewal or refunding is not increased or the maturity thereof reduced, (ii) such Lien is not extended to any other property, and (iii) immediately after such extension, renewal or refunding no Default or Event of Default would exist; and

(n)any security right or set-off arrangements entered into by of the Parent Guarantor or any Subsidiary in the ordinary course of its banking arrangements which arise from the general banking conditions (algemene bankvoorwaarden) of account banks located in the Netherlands.

“Permitted Receivables Securitization” means a financing program providing for the sale or transfer of accounts receivable (and related assets) by the Parent Guarantor and its Subsidiaries, in transactions purporting to be sales (and treated as sales for GAAP purposes), to one or more limited purpose financing companies, special purpose entities and/or other financial institutions, in each case, on a limited recourse basis as to the Parent Guarantor and its Subsidiaries (not inconsistent with treatment as a sale for GAAP purposes).

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Parent Guarantor or any ERISA Affiliate or with respect to which the Parent Guarantor or any ERISA Affiliate may have any liability.

“Priority Debt” means (a) all unsecured Indebtedness of any Subsidiary of the Parent Guarantor (other than the Company) other than Indebtedness permitted by clauses (a) through (f), inclusive, of Section 10.10, and (b) Indebtedness of the Parent Guarantor or any Subsidiary secured by Liens other than Permitted Liens.

“Process Agent” means Corporation Service Company in New York, New York.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Property Reinvestment Application” means, with respect to any Transfer of property, the application of an amount equal to the Net Proceeds Amount with respect to such Transfer to the acquisition by the Parent Guarantor or any Subsidiary of property of a similar nature (excluding, for the avoidance of doubt, cash and Cash Equivalents), and of at least equivalent Fair Market Value to the property so Transferred, to be used in the ordinary course of business of such Person.

“Proposed Prepayment Date” is defined in Section 8.5(b).

“PTE” is defined in Section 6.3(a).

“Purchaser” is defined in the first paragraph of this Agreement.

“QPAM Exemption” is defined in Section 6.3(d).

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Ratable Portion” means, in respect of any holder of any Note and any Transfer contemplated by the definition of Debt Prepayment Application, an amount equal to the product of:

(a)the Net Proceeds Amount being offered to be applied to the payment of Senior Indebtedness, multiplied by

(b)a fraction, the numerator of which is the outstanding principal amount of such Note, and the denominator of which is the aggregate outstanding principal amount of all Senior Indebtedness at the time of such Transfer determined on a consolidated basis in accordance with GAAP.

“Receivable(s)” means and includes all of the Parent Guarantor’s and each Subsidiary’s presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of the Parent Guarantor or such Subsidiary to payment for goods sold or leased or for services rendered in the ordinary course of the Parent Guarantor’s or such Subsidiary’s business (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

“Receivables Facility Attributed Indebtedness” means the amount of obligations outstanding under a receivables purchase facility on any date of determination that would be characterized as principal if such facility were structured as a secured lending transaction rather than as a purchase.

“Rejection Notice” is defined in Section 8.3(a).

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means, at any time, the holders of greater than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Parent Guarantor or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Parent Guarantor or the Company, as applicable, with responsibility for the administration of the relevant portion of this Agreement.

“Revolving Facility” means that certain Credit Agreement, dated as of July 10, 2013, by and among the Parent Guarantor, as a borrower, the foreign subsidiary borrowers from time to time parties thereto, the institutions from time to time parties thereto as lenders, and Wells Fargo Bank, National Association, as administrative agent for itself and the other lenders, as amended by that certain Amendment No. 1 to Credit Agreement dated as of April 28, 2015 and as such agreement may be further amended, restated, supplemented, modified, refinanced, extended or replaced.

“S&P” means Standard and Poor’s Ratings Group, a division of The McGraw-Hill Companies, together with its successors and assigns.

“Sanctions Prepayment Date” is defined in Section 8.4(a).

“Sanctions Prepayment Offer” is defined in Section 8.4(a).

“Sanctions Prepayment Response Date” is defined in Section 8.4(a).

“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.

“Second Amended and Restated Intercreditor Agreement” means that certain Second Amended and Restated Intercreditor Agreement, dated as of July 10, 2013, by and among Wells Fargo Bank, National Association, as administrative agent for the lenders under the Revolving Facility, the holders of the notes issued pursuant to the 2008 Note Purchase Agreement, the holders of the notes issued pursuant to the 2009 Note Purchase Agreement, the holders of the notes issued pursuant to the 2013 Note Purchase Agreement, and each new creditor from time to time party thereto, as such agreement may be further amended, restated, supplemented, modified, refinanced, extended or replaced.

“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Securitization Assets” means all accounts receivable, general intangibles, instruments, documents, chattel paper and investment property (whether now existing or arising in the future) of the Parent Guarantor or any of its Subsidiaries which are sold or transferred pursuant to a Permitted Receivables Securitization, and any assets related thereto, including without limitation (a) all such assets constituting collateral given by any of the foregoing, (b) all such assets constituting contracts and all guaranties (but not by the Parent Guarantor or any of its Subsidiaries) or other obligations directly related to any of the foregoing, (c) other related assets set forth in the Securitization Documents, and (d) proceeds of all of the foregoing.

“Securitization Documents” means all documentation relating to any Permitted Receivables Securitization.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Parent Guarantor.

“Senior Indebtedness” means all Indebtedness evidenced by the Notes and all other Indebtedness of the Parent Guarantor or its Subsidiaries for money borrowed ranking pari passu or senior in right of payment with the Indebtedness evidenced by the Notes and the Subsidiary Guaranty Agreement.

“Series” means any Series of Notes issued under this Agreement.

“Series N Notes” is defined in Section 1.

“Series O Notes” is defined in Section 1.

“Significant Subsidiary” means at any time any Subsidiary that would at such time constitute a “significant subsidiary” (as such term is defined in Regulation S-X of the Securities and Exchange Commission as in effect on the date hereof) of the Parent Guarantor.

“Source” is defined in Section 6.3.

“Static GAAP” is defined in Section 24.3(b).

“Subsequent Changes” is defined in Section 24.3(b).

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Parent Guarantor.

“Subsidiary Equity Interests” means, with respect to any Person, the Capital Stock (or any options or warrants to purchase capital stock or similar equity interests or other Securities exchangeable for or convertible into Capital Stock) of any Subsidiary of such Person.

“Subsidiary Guarantor” and “Subsidiary Guarantors” are defined in Section 2.

“Subsidiary Guaranty Agreement” is defined in Section 2.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swap Agreement” is defined in Section 8.10(b).

“Swap Breakage Amount” is defined in Section 8.11.

“Swapped Note” is defined in Section 8.10(b).

“Swapped Note Called Notional Amount” is defined in Section 8.10(b).

“Swapped Note Called Principal” is defined in Section 8.10(b).

“Swapped Note Settlement Date” is defined in Section 8.10(b).

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Tax” means any tax (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, assessment, levy, impost, fee, compulsory loan, charge or withholding.

“Tax Prepayment Notice” is defined in Section 8.3(a).

“Taxing Jurisdiction” is defined in Section 13(a).

“Transfer” means, with respect to any Person, any transaction in which such Person sells, conveys, transfers or leases (as lessor) any of its property, including, without limitation, Subsidiary Equity Interests.  For purposes of determining the application of the Net Proceeds Amount in respect of any Transfer, the Parent Guarantor may designate any Transfer as one or more separate Transfers each yielding a separate Net Proceeds Amount; in any such case, the Disposition Value of any property subject to each such separate Transfer shall be determined by ratably allocating the aggregate Disposition Value of all property subject to such separate Transfers to each such separate Transfer on a proportionate basis.

“Transfer Prepayment Date” is defined in Section 8.6(a).

“Transfer Prepayment Offer” is defined in Section 8.6(a).

“2008 Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of October 1, 2008, by and among the Parent Guarantor and the purchasers listed in Schedule A attached thereto, as such agreement may be further amended, restated, supplemented, modified, refinanced, extended or replaced.

“2009 Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of April 3, 2009, by and among the Parent Guarantor and the purchasers listed in Schedule A attached thereto, as such agreement may be further amended, restated, supplemented, modified, refinanced, extended or replaced.

“2013 Note Purchase Agreement” means that certain Note Purchase Agreement, dated October 1, 2013, by and among the Parent Guarantor and the purchasers listed in Schedule A attached thereto, as such agreement may be further amended, restated, supplemented, modified, refinanced, extended or replaced.

“2016 Parent Guarantor Note Purchase Agreement” means that certain Note Purchase Agreement, dated September 23, 2016, by and among the Parent Guarantor and the purchasers listed in Schedule A attached thereto, as such agreement may be further amended, restated, supplemented, modified, refinanced, extended or replaced.

“Unconditional Guaranty” is defined in Section 23.1.

“Undisclosed Affiliate” means, at any time and with respect to the Parent Guarantor, any Person (a) that beneficially owns or holds, directly or indirectly, 10% or more of any class of voting or equity interests of the Parent Guarantor or (b) that is an Affiliate of any such Person; provided that, at such time, (i) in the case of clause (a), such Person shall not have given written notice to the Parent Guarantor of its 10% or greater holding in the Parent Guarantor and, in the case of clause (b), such Affiliate of such Person shall not have given the Parent Guarantor written notice of its affiliation to the Parent Guarantor and (ii) the Parent Guarantor shall not otherwise have knowledge of such holding or affiliation to the Parent Guarantor.

“Unrestricted Domestic Cash Amount” means, as of any date of determination, that portion of the Parent Guarantor’s and its consolidated Subsidiaries’ aggregate cash and Cash Equivalents in excess of $10,000,000 that is on deposit with one or more lenders under any Major Credit Facility in the United States of America and that is not encumbered by or subject to any Lien (including, without limitation, any Lien permitted hereunder), setoff (other than ordinary course setoff rights of a depository bank arising under a bank depository agreement for customary fees, charges and other account-related expenses due to such depository bank thereunder), counterclaim, recoupment, defense or other right in favor of any Person; provided, however, that notwithstanding the actual amount of the Unrestricted Domestic Cash Amount, no more than $20,000,000 of the Unrestricted Domestic Cash Amount may be deducted in the calculation of Net Indebtedness.

“U.S. Economic Sanctions” is defined in Section 5.16(a).

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct

Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Parent Guarantor and the Parent Guarantor’s other Wholly-Owned Subsidiaries at such time.

“Woodward FST” means Woodward FST, Inc., a Delaware corporation.

“Woodward HRT” means Woodward HRT, Inc., a Delaware corporation.

Exhibit 1A

[Form of Series N Senior  Note]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR PURSUANT TO THE SECURITIES OR “BLUE SKY” LAWS OF ANY STATE OR FOREIGN JURISDICTION.  THIS NOTE IS SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED, EXCEPT IN ACCORDANCE WITH AND SUBJECT TO ALL THE TERMS AND CONDITIONS OF THE NOTE PURCHASE AGREEMENT (AS DEFINED BELOW) AND PURSUANT TO (A) A REGISTRATION STATEMENT WITH RESPECT TO THIS NOTE THAT IS EFFECTIVE UNDER THE SECURITIES ACT, (B) RULE 144 UNDER THE SECURITIES ACT OR (C) ANY OTHER EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

Woodward International  Holding B.V.

Series N Senior  Note  Due  September 23, 2028

No. RN-[_____]	September 23, 2016
€[_______]	PPN: N9651* AA6

For Value Received, the undersigned, Woodward INTERNATIONAL HOLDING B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) having its official seat (statutaire zetel) in Hoofddorp, the Netherlands and registered with the Dutch trade register under number 60725141 (herein called the “Company”), hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] EUROS (€[_________]) (or so much thereof as shall not have been prepaid) on September 23, 2028, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the Applicable Rate (as defined in the Note Purchase Agreement referred to below) with respect to this Note from the date hereof, payable semiannually, on the 23rd day of March and September in each year, commencing with the March or September next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, Modified Make-Whole Amount or Net Loss with respect to any Swapped Note, at a rate per annum from time to time equal to the Default Rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount and/or Modified  Make-Whole Amount with respect to this Note are to be made in Euros.  At any time this Note is a Swapped Note (as defined in the Note Purchase Agreement referred to below), payments of any Make-Whole Amount and any Net Loss with respect to this Note are to be made in Dollars.  At any time this Note is a Non-Swapped Note (as defined in the Note Purchase Agreement referred to below), payments of any Make-Whole Amount with respect to this Note are to be made in Euros.  In each case, payments on this Note are to be made at the principal office of Bank of America,

N.A. in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Series N Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated September 23, 2016 (as from time to time amended, the “Note Purchase Agreement”), among Woodward, Inc., the Company and the respective Purchasers named therein and is entitled to the benefits thereof, and guarantied pursuant to that certain Subsidiary Guaranty Agreement, dated as of September 23, 2016, by Woodward FST, MPC Products, Woodward HRT and the other Subsidiary Guarantors party thereto, as from time to time amended.  Each holder of this Note will be deemed, by its acceptance hereof, to have (a) agreed to the confidentiality provisions set forth in Section 21 of the Note Purchase Agreement and (b) made the representation set forth in Section 6.3 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount and/or Net Loss with respect to any Swapped Note and, subject to Section 8.11, net of any Net Gain with respect to any Swapped Note) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

WOODWARD INTERNATIONAL HOLDING B.V.

By: _____________________________

Name:

Title:

Exhibit 1B

[Form of Series O Senior  Note]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR PURSUANT TO THE SECURITIES OR “BLUE SKY” LAWS OF ANY STATE OR FOREIGN JURISDICTION.  THIS NOTE IS SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED, EXCEPT IN ACCORDANCE WITH AND SUBJECT TO ALL THE TERMS AND CONDITIONS OF THE NOTE PURCHASE AGREEMENT (AS DEFINED BELOW) AND PURSUANT TO (A) A REGISTRATION STATEMENT WITH RESPECT TO THIS NOTE THAT IS EFFECTIVE UNDER THE SECURITIES ACT, (B) RULE 144 UNDER THE SECURITIES ACT OR (C) ANY OTHER EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

Woodward  International  Holding B.V.

Series O Senior  Note  Due  September 23, 2031

No. RO-[____]	September 23, 2016
€[_______]	PPN: N9651* AB4

For Value Received, the undersigned, Woodward INTERNATIONAL HOLDING B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) having its official seat (statutaire zetel) in Hoofddorp, the Netherlands and registered with the Dutch trade register under number 60725141 (herein called the “Company”), hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] EUROS (€[_________]) (or so much thereof as shall not have been prepaid) on September 23, 2031, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the Applicable Rate (as defined in the Note Purchase Agreement referred to below) with respect to this Note from the date hereof, payable semiannually, on the 23rd day of March and September in each year, commencing with the March or September next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, Modified Make-Whole Amount or Net Loss with respect to any Swapped Note, at a rate per annum from time to time equal to the Default Rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount and/or Modified  Make-Whole Amount with respect to this Note are to be made in Euros.  At any time this Note is a Swapped Note (as defined in the Note Purchase Agreement referred to below), payments of any Make-Whole Amount and any Net Loss with respect to this Note are to be made in Dollars.  At any time this Note is a Non-Swapped Note (as defined in the Note Purchase Agreement referred to below), payments of any Make-Whole Amount with respect to this Note are to be made in Euros.  In each case, payments on this Note are to be made at the principal office of Bank of America,

N.A. in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Series O Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated September 23, 2016 (as from time to time amended, the “Note Purchase Agreement”), among Woodward, Inc., the Company and the respective Purchasers named therein and is entitled to the benefits thereof, and guarantied pursuant to that certain Subsidiary Guaranty Agreement, dated as of September 23, 2016, by Woodward FST, MPC Products, Woodward HRT and the other Subsidiary Guarantors party thereto, as from time to time amended.  Each holder of this Note will be deemed, by its acceptance hereof, to have (a) agreed to the confidentiality provisions set forth in Section 21 of the Note Purchase Agreement and (b) made the representation set forth in Section 6.3 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount and/or Net Loss with respect to any Swapped Note and, subject to Section 8.11, net of any Net Gain with respect to any Swapped Note) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

WOODWARD INTERNATIONAL HOLDING B.V.

By: _____________________________

Name:

Title:

Exhibit 2

Form of  Subsidiary Guaranty Agreement

See attached

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (this “Agreement” or this “Guaranty”) dated as of September 23, 2016, is entered into on a joint and several basis by each party listed on the signature pages hereto together with any entity which may become a party hereto by execution and delivery of a Guaranty Supplement in substantially the form set forth as Exhibit A hereto (a “Guaranty Supplement”) (each such party individually, a “Guarantor” and collectively, the “Guarantors”).  Woodward, Inc., a Delaware corporation (the “Parent”) and Woodward International Holding B.V., a Dutch private limited liability company (the “Company”), are entering into that certain Note Purchase Agreement dated the date hereof (the “Note Purchase Agreement”) by and among the Parent, the Company and each of the institutional investors named on Schedule A attached to such Note Purchase Agreement (the “Note Purchasers”), providing for, among other things, the issue and sale by the Company to the Note Purchasers of (a) €77,000,000 aggregate principal amount of its 1.31% Series A Senior Notes due September 23, 2028 (as amended, restated or otherwise modified from time to time, the “Series A Notes”) and (b) €43,000,000 aggregate principal amount of its 1.57% Series B Senior Notes due September 23, 2031 (as amended, restated or otherwise modified from time to time, the “Series B Notes” and together with the Series A Notes, collectively, the “Notes”).  The Note Purchasers together with their respective successors and assigns are collectively referred to herein as the “Noteholders.”  Any capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Note Purchase Agreement.

The Note Purchasers have required as a condition of their purchase of the Notes that the Parent cause each of the undersigned to enter into this Guaranty and, in accordance with Section 9.8 of the Note Purchase Agreement, cause each Subsidiary which from time to time becomes obligated as a guarantor or obligor under any Major Credit Facility to enter into a Guaranty Supplement, in each case as security for the Notes, and the Parent has agreed to cause each of the undersigned to execute this Guaranty and, in accordance with Section 9.8 of the Note Purchase Agreement, to cause each Subsidiary which from time to time becomes obligated as a guarantor or obligor under any Major Credit Facility to execute a Guaranty Supplement, in each case, in order to induce the Note Purchasers to purchase the Notes and thereby benefit the Parent and its Subsidiaries by providing funds to enable the Company to have funds available to refinance existing indebtedness and for general corporate purposes.  Each of the Guarantors is a Wholly-Owned Subsidiary of the Parent and acknowledges that it will derive substantial benefit from the purchase of Notes by the Note Purchasers.  As consideration therefor and in order to induce the Note Purchasers to purchase Notes, the Guarantors are willing to execute this Agreement.

Accordingly, each Guarantor hereby agrees as follows:

SECTION 1.       Guaranty.  Each Guarantor unconditionally guaranties, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, (a) the due and punctual payment of (i) the principal of and premium, if any, the Make-Whole Amount and Modified Make-Whole Amount, if any, the Net Loss, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees (including reasonable attorneys’

fees), costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), owed by the Company to the Noteholders under the Note Purchase Agreement and the Notes and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Company under or pursuant to the Note Purchase Agreement and the Notes (all the monetary and other obligations referred to in the preceding clauses (a) and (b) being collectively referred to herein as the “Obligations”).  Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guaranty notwithstanding any extension or renewal of any Obligation.  Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor hereunder shall be limited to a maximum aggregate amount equal to the greatest amount that would not render such Guarantor’s obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any provisions of applicable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, to the extent permitted by applicable law, any liabilities of such Guarantor (a) in respect of intercompany indebtedness to the Company or Affiliates of the Company to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder and (b) under any guaranty of senior unsecured Indebtedness or Indebtedness subordinated in right of payment to the Obligations which guaranty contains a limitation as to maximum amount similar to that set forth in this paragraph, pursuant to which the liability of such Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such Guarantor pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among such Guarantor and other Affiliates of the Company of obligations arising under guaranties by such parties.

SECTION 2.       Obligations Not Waived.  To the fullest extent permitted by applicable law, each Guarantor waives presentment to, demand of payment from and protest to the Company of any of the Obligations, and also waives notice of acceptance of this Guaranty and notice of protest for nonpayment.  To the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be affected by (a) the failure of any Noteholder to assert any claim or demand or to enforce or exercise any right or remedy against the Company, any other Guarantor or any other Person under the provisions of the Note Purchase Agreement, the Notes or otherwise, (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of this Agreement, the Note Purchase Agreement, the Notes, any guaranty or any other agreement, including with respect to any other Guarantor under this Agreement or (c) the failure to perfect any security interest in, or the release of, any of the security, if any, held by or on behalf of any Noteholder.

SECTION 3.       Security.  Each of the Guarantors authorizes each of the Noteholders to (a) take and hold security for the payment of this Guaranty and the Obligations and exchange, enforce, waive and release any such security, (b) apply such security and direct the order or manner of sale thereof as they in their sole discretion may determine and (c) release or substitute any one or more endorsees, other guarantors or other obligors, in each under clauses (a) and (b), subject to Section 9.8 of the Note Purchase Agreement.

SECTION 4.       Guaranty of Payment.  Each Guarantor further agrees that this Guaranty constitutes a guaranty of payment when due and not of collection, and waives any right to require that any resort be had by any Noteholder to the Company, any other Guarantor or any other Person, to any of the security held for payment of the Obligations or to any balance of any deposit account or credit on the books of any Noteholder in favor of the Company or any other Person.

SECTION 5.       No Discharge or Diminishment of Guaranty.  The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations or, with respect to any Guarantor, the release of such Guarantor pursuant to Section 9.8(b) of the Note Purchase Agreement), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of any Noteholder to assert any claim or demand or to enforce any remedy under the Note Purchase Agreement, the Notes or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).

SECTION 6.       Defenses of Company Waived.  To the fullest extent permitted by applicable law, each of the Guarantors waives any defense based on or arising out of any defense of the Company or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Company, other than the final and indefeasible payment in full in cash of the Obligations.  The Noteholders may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Company, any other Guarantor or any other Person or exercise any other right or remedy available to them against the Company or any other Guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been fully, finally and indefeasibly paid in cash. Pursuant to applicable law, each of the Guarantors waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Company, any other Guarantor or any other Person, as the case may be, or any security.

SECTION 7.       Agreement to Pay; Subordination.  In furtherance of the foregoing and not in limitation of any other right that any Noteholder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to such Noteholder as designated thereby in cash the amount of such unpaid Obligations.  Upon payment by any

Guarantor of any sums to any Noteholder as provided above, all rights of such Guarantor against the Company arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations.  In addition, any indebtedness of the Company or any Guarantor now or hereafter held by any Guarantor is hereby subordinated in right of payment to the prior payment in full of the Obligations.  If any amount shall erroneously be paid to any Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of the Company or any other Guarantor, such amount shall be held in trust for the benefit of the Noteholders and shall forthwith be paid to the Noteholders to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of the Note Purchase Agreement and the Notes.

SECTION 8.       Information.  Each of the Guarantors assumes all responsibility for being and keeping itself informed of the Company’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that no Noteholder will have any duty to advise any of the Guarantors of information known to it or any of them regarding such circumstances or risks.

SECTION 9.       Representations and Warranties.  Each of the Guarantors represents and warrants as to itself that all representations and warranties relating to it contained in the Note Purchase Agreement are true and correct.

SECTION 10.      Termination.  This Guaranty (a) shall terminate when all the Obligations have been indefeasibly paid in full in cash and (b) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Noteholder or any Guarantor upon the bankruptcy or reorganization of the Company, any Guarantor or otherwise; provided however, that this Guaranty shall terminate as to any Guarantor upon satisfaction of the requirements specified in Section 9.8(b) of the Note Purchase Agreement with respect to such Guarantor.

SECTION 11.      Binding Effect; Several Agreement; Assignments.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Guarantors that are contained in this Agreement shall bind and inure to the benefit of each Noteholder and their respective successors and assigns.  This Agreement shall become effective as to any Guarantor when a counterpart hereof has been executed on behalf of such Guarantor and thereafter shall be binding upon such Guarantor and its successors and assigns (provided that no Guarantor shall have the right to assign its obligations under this Agreement without the consent of each holder of a Note and any such attempted assignment shall be void) and shall inure to the benefit of the Noteholders and their respective successors and assigns. Promptly after the execution hereof or of any Guaranty Supplement, the Guarantors shall deliver a copy thereof to each holder of a Note.  This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

SECTION 12.      Waivers; Amendment.

a.No failure or delay of any Noteholder in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of any Noteholder hereunder and under the Note Purchase Agreement and the Notes are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in similar or other circumstances.

b.Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Guarantors with respect to which such waiver, amendment or modification relates and the Required Holders; provided that any Guarantor shall be released from this Guaranty upon satisfaction of the requirements set forth in Section 9.8(b) of the Note Purchase Agreement with respect to such Guarantor.

SECTION 13.      GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD PERMIT THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

SECTION 14.      Notices.  All communications and notices hereunder shall be in writing and given as provided in Section 18 of the Note Purchase Agreement. All communications and notices hereunder to a Guarantor shall be given to it in care of the Company at the address set forth in Section 18 of the Note Purchase Agreement.

SECTION 15.      Survival of Agreement, Severability.

a.All covenants, agreements, representations and warranties made by the Guarantors herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement, the Note Purchase Agreement or the Notes shall be considered to have been relied upon by each Note Purchaser and each other holder of a Note and shall survive the purchase of the Notes and any transfer thereof, including successive transfers, regardless of any investigation made by any Note Purchaser or other holder of a Note or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Note or any other fee or amount payable under this Agreement, the Note Purchase Agreement or any Note is outstanding.

b.In the event any one or more of the provisions contained in this Agreement, the Note Purchase Agreement or the Notes shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 16.      Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 11.  Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 17.       Jurisdiction and Process; Waiver of Jury Trial.

a.Each Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement, the Note Purchase Agreement or the Notes.  To the fullest extent permitted by applicable law, each Guarantor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that such Guarantor is not subject to the jurisdiction of any such court, any objection that such Guarantor may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

b.Each Guarantor agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 17(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

c.Each Guarantor consents to process being served by or on behalf of any Noteholder in any suit, action or proceeding of the nature referred to in Section 17(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at the address specified in Section 14 or at such other address of which such Noteholder shall then have been notified pursuant to such Section.  Each Guarantor agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon such Guarantor in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to such Guarantor.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

d.Nothing in this Agreement shall affect the right of any Noteholder to serve process in any manner permitted by law, or limit any right that any Noteholder may have to bring proceedings against any Guarantor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

e.The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Note Purchase Agreement, the Notes or any other document executed in connection herewith or therewith.

SECTION 18.      Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Noteholder is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Noteholder to or for the credit or the account of any Guarantor against any or all the obligations of such Guarantor now or hereafter existing under this Agreement, the Note Purchase Agreement or the Notes held by such Noteholder, irrespective of whether or not such Noteholder shall have made any demand under this Agreement, the Note Purchase Agreement or the Notes and although such obligations may be unmatured.  The rights of each Noteholder under this Section 18 are in addition to other rights and remedies (including other rights of setoff) which such Noteholder may have.

SECTION 19.      Additional Guarantors.  Pursuant to Section 9.8(a) of the Note Purchase Agreement, certain Subsidiaries of the Company are required to enter into a Guaranty Supplement and become a party to this Agreement.  Upon execution and delivery, after the date hereof, by any such Subsidiary of a Guaranty Supplement, such Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein.  The execution and delivery of any instrument adding an additional Guarantor as a party to this Agreement shall not require the consent of any other Guarantor hereunder.  The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

SECTION 20.      Obligation to Make Payment in Euros.

Any payment on account of an amount that is payable hereunder or under the Note Purchase Agreement or the Notes in Euros which is made to or for the account of any holder in any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of any Guarantor, shall constitute a discharge of the obligations of the Guarantors under this Agreement only to the extent of the amount of Euros which such holder could purchase in the foreign exchange markets in London, England, with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the London Banking Day following receipt of the payment first referred to above.  If the amount of Euros that could be so purchased is less than the amount of Euros originally due to such holder, each Guarantor agrees to the fullest extent permitted by law, to indemnify and save harmless such holder from and against all loss or damage arising out of or as a result of such deficiency.  This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under the Note Purchase Agreement or the Notes or under any judgment or order.  As used herein the term “London Banking Day” shall mean any day other than Saturday or Sunday or a day on which commercial banks are required or authorized by law to be closed in London, England.

[Intentionally Left Blank - Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

WOODWARD FST, INC.

By: _______________________________

Name:

Title:

MPC PRODUCTS CORPORATION

By: _______________________________

Name:

Title:

WOODWARD HRT, INC.

By: _______________________________

Name:

Title:

EXHIBIT A

GUARANTY SUPPLEMENT

To the Noteholders (as defined in the hereinafter

 defined Guaranty Agreement)

Ladies and Gentlemen:

WHEREAS, to enable Woodward International Holding B.V., a Dutch private limited liability company (the “Company”), and its Subsidiaries to have funds available to refinance existing indebtedness and for general corporate purposes, the Company and Woodward, Inc., a Delaware corporation (the “Parent”) have entered into that certain Note Purchase Agreement dated as of September 23, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”) among the Company, the Parent and each of the institutional investors named on Schedule A attached to such Note Purchase Agreement (the “Note Purchasers”), providing for, among other things, the issue and sale by the Company to the Note Purchasers of (a) €77,000,000 aggregate principal amount of its 1.31% Series A Senior Notes due September 23, 2028 (as amended, restated or otherwise modified from time to time, the “Series A Notes”) and (b) €43,000,000 aggregate principal amount of its 1.57% Series B Senior Notes due September 23, 2031 (as amended, restated or otherwise modified from time to time, the “Series B Notes” and together with the Series A Notes, collectively, the “Notes”).  Capitalized terms used herein shall have the meanings set forth in the hereinafter defined Guaranty Agreement unless herein defined or the context shall otherwise require.

WHEREAS, as a condition precedent to their purchase of the Notes, the Note Purchasers required that from time to time certain subsidiaries of the Parent enter into a Guaranty Agreement as security for the Notes (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty Agreement”).

Pursuant to Section 9.8(a) of the Note Purchase Agreement, the Parent has agreed to cause the undersigned, ____________, a [corporation] organized under the laws of ______________ (the “Additional Guarantor”), to join in the Guaranty Agreement.  In accordance with the requirements of the Guaranty Agreement, the Additional Guarantor does hereby become a party to the Guaranty Agreement and desires to amend the definition of Guarantor (as the same may have been heretofore amended) set forth in the Guaranty Agreement attached hereto so that at all times from and after the date hereof, the Additional Guarantor is and shall be bound by the terms of the Guaranty Agreement and shall be jointly and severally liable as set forth in the Guaranty Agreement for the obligations of the Company under the Note Purchase Agreement and Notes to the extent and in the manner set forth in the Guaranty Agreement.

The undersigned is the duly elected ____________ of the Additional Guarantor, a subsidiary of the Parent, and is duly authorized to execute and deliver this Guaranty Supplement to each of you.  The execution by the undersigned of this Guaranty Supplement shall evidence its consent to and acknowledgment and approval of the terms set forth herein and in the Guaranty Agreement and by such execution the Additional Guarantor shall be deemed to have made in favor of the Noteholders the representations and warranties set forth in Section 9 of the Guaranty Agreement.

Upon execution of this Guaranty Supplement, the Guaranty Agreement shall be deemed to be amended as set forth above.  Except as amended herein, the terms and provisions of the Guaranty Agreement are hereby ratified, confirmed and approved in all respects.

Any and all notices, requests, certificates and other instruments (including the Notes) may refer to the Guaranty Agreement without making specific reference to this Guaranty Supplement, but nevertheless all such references shall be deemed to include this Guaranty Supplement unless the context shall otherwise require.

Dated: __________________, 20__.

[NAME OF ADDITIONAL GUARANTOR]

By: _______________________________

Name:

Title:

Exhibit 4.5(a)

Form of  Opinion of  Special  Counsel

for the Parent Guarantor and the Closing  Subsidiary  Guarantors

See attached

[INTENTIONALLY REMOVED]

Exhibit 4.5(b)

Form of Opinion of Dutch  Special  Counsel for the Company

See attached

[INTENTIONALLY REMOVED]

Exhibit 4.5(c)

Form of Opinion of  Special  Counsel for the Purchasers

See attached

[INTENTIONALLY REMOVED]